     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999


                                                      REGISTRATION NO. 333-79879

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             INTERWORLD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7372                            13-3818716
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                          395 HUDSON STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10014
                                 (212) 301-2500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                               MICHAEL J. DONAHUE
                                    CHAIRMAN
                             INTERWORLD CORPORATION
                          395 HUDSON STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10014
                                 (212) 301-2500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------


                                WITH COPIES TO:

               JAMES M. LURIE, ESQ.                                  ALAN SINGER, ESQ.
                ROBERT SEBER, ESQ.                              MORGAN, LEWIS & BOCKIUS LLP
         O'SULLIVAN GRAEV & KARABELL, LLP                           1701 MARKET STREET
               30 ROCKEFELLER PLAZA                          PHILADELPHIA, PENNSYLVANIA 19103
             NEW YORK, NEW YORK 10112                                 (215) 963-5000
                  (212) 408-2400


                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ----------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED
                                                     AMOUNT              MAXIMUM              PROPOSED
            TITLE OF EACH CLASS OF                    TO BE          OFFERING PRICE      MAXIMUM AGGREGATE         AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED           PER SHARE        OFFERING PRICE(1)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 per share..................      3,450,000            $16.00             $55,200,000          $15,345.60(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Includes 450,000 shares which the underwriter has the option to purchase to cover over-allotments, if any. See "Underwriting".



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.



(3) Of this amount, $13,900 was previously paid and the additional fee of $1,445.60 resulting from the increase in the proposed maximum aggregate offering price is paid herewith.

                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 16, 1999



                                3,000,000 SHARES


                             INTERWORLD CORPORATION

                                  COMMON STOCK


     We are selling 3,000,000 shares of common stock. Prior to this offering, there has been no public market for the common stock. The initial public offering price of the common stock is expected to be between $14.00 and $16.00 per share.



     The underwriter has an option to purchase a maximum of 450,000 additional shares from us to cover over-allotments of shares.



     Application has been made to list the common stock on the Nasdaq Stock Market's National Market under the symbol "INTW."


     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 6.

                                                          UNDERWRITING
                                        PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                         PUBLIC           COMMISSIONS          INTERWORLD
                                    ----------------    ----------------    ----------------
Per Share.........................  $                   $                   $
Total.............................  $                   $                   $

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               INVEMED ASSOCIATES

                      Prospectus dated              , 1999

Description of graphic material on inside front and back cover pages of the prospectus:

Inside front cover (first page of a three page fold-out):

         The page depicts in three columns the logos of InterWorld customers and partners: Cisco Systems, Insight, USWeb/CKS, J&R Music World, EDS, Nike, Net Perceptions, NTT, Guess?, Hewlett Packard, Trans Cosmos USA, Every CD, The North Face, Active Software, Warnaco, Inc., American Eagle Outfitters, Havas Interactive, OKI, Cambridge Technology Partners, boo.com, Fort Point Partners, Agency.com, Sun Microsystems, KPMG, ProTeam.com, CyberSource, Brooks Brothers, Whittman-Hart, Ltd., MicroWarehouse and Authentic Fitness.

The text in the upper left hand corner is:

         A sampling of the clients and partners who are members of the InterWorld Enterprise Commerce community.

  The caption on the top of the page is:

         Clients and Partners

  The page also includes InterWorld's logo

  Inside two pages of fold-out:

         The page depicts a diagram showing a customer of our client interfacing with our client through the Enterprise Commerce solution surrounded by figures depicting our customer's entire buying cycle from Sales to Order Management to Fulfillment to Customer Service, and arrows pointing to figures depicting our customer's core enterprise systems:
         Manufacturing Systems, Distribution/Fulfillment Systems, Financial Systems and Customer Systems.

  The caption at the top of the page is:

         Commerce Exchange: Designed to increase revenues, reduce operating expenses and enhance customer loyalty.

  The caption at the bottom of the page is:

         We are a Leading Provider of Enterprise Commerce Software Solutions that Enable Manufacturers, Distributors and Retailers to Conduct Business on the Internet.

  The text down the left hand margin of the page is:

         The InterWorld Advantage

         Comprehensive Functionality - Our solution provides a comprehensive set of applications for efficiently managing selling processes online, including sales, order management, fulfillment and customer service.

         State-of-the-Art Technology Foundation - Our technology supports the deployment of mission-critical online business applications and can accommodate a client's increasing business volumes.

         Process - Centric(TM) Computing Approach - Our Process-Centric(TM) approach enables a client to create online processes based on existing and evolving business practices.

         Interoperability - Our products are designed to work with an organization's existing business operational systems and third-party technologies.

The text down the right hand margin of the page is:

         Commerce Exchange:
         Mission-Critical Enterprise Commerce
         Effective Enterprise Commerce enables companies to build their online business and integrate them with their existing business practices.

         Integration of Business Processes:
         We enable a client's online processes to take into account characteristics of the client's selling environment and its customer's preferences.

         Integration of Enterprise Systems:
         Our Business Adapters are designed to facilitate the seamless integration of external business functions, allowing them to be managed within the Commerce Exchange process framework.

         The page above includes InterWorld's logo.

Inside back cover:

         This page depicts a diagram showing our client interfacing with the Commerce Exchange solution surrounded by figures depicting the programs and services we or our partners provide to our clients throughout implementation and ongoing support. Next to each figure is a box indicating the program and service provided. The text in the boxes next to the figures is:

                  Advice on client online strategy and practices bullet InterWorld one-on-one Workshops

                  Enterprise Commerce project planning
                  bullet InterWorld Professional Services
                  bullet System Integration Partners

                  Commerce site design
                  bullet InterWorld Professional Services
                  bullet Web Design Partners

                  Site implementation and enterprise systems integration bullet InterWorld Professional Services bullet System Integration Partners

                  Review

                  bullet InterWorld Professional Services
                  bullet System Integration Partners

                  Technical, educational and training services bullet InterWorld Client Education Programs

                  Participation in product direction
                  bullet InterWorld Client Input Sessions

                  Client care
                  bullet InterWorld Client Satisfaction Team

                  Client support
                  bullet 24x7 Technical Support

         The caption on the top of the page is:

                  How We Serve Our Clients

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................    1
Risk Factors........................    6
Forward-Looking Statements..........   14
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Consolidated Financial
  Data..............................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   21
Business............................   31
Management..........................   41
Certain Transactions................   50
Principal Stockholders..............   54
Description of Capital Stock........   56
Shares Eligible for Future Sale.....   58
Underwriting........................   59
Legal Matters.......................   61
Experts.............................   61
Change in Independent Accountants...   62
Additional Information..............   62
Index to Consolidated Financial
  Statements........................  F-1


                            ------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                            ------------------------

     We were incorporated in Delaware in 1995. Our principal executive offices are located at 395 Hudson Street, 6th Floor, New York, New York 10014, (212) 301-2500. Our website is located at www.interworld.com. INFORMATION IN OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS.


     Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option to purchase up to 450,000 shares of common stock granted by us to the underwriter of this offering. Also, unless otherwise stated, all information contained in this prospectus reflects the conversion of all outstanding shares of preferred stock into shares of common stock at the time of the closing of this offering.


     InterWorld is our registered service mark and trademark, and
Process-Centric is our trademark. Trademarks of other companies appearing in this prospectus are the property of their respective holders.
                            ------------------------


     Delivery of the shares of common stock will be made on or about
               , 1999.

                            ------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our common stock discussed under "Risk Factors", before investing in our common stock.


                                   INTERWORLD


     We are a leading provider of Internet commerce software solutions that enable manufacturers, distributors and retailers to conduct business over the Internet. Our products, which we call "enterprise commerce" software, enable companies to build their online businesses and integrate them with their existing business practices and systems. Commerce Exchange is our family of enterprise commerce software, consisting of our Commerce Exchange platform, applications, tools and business adapters. Commerce Exchange enables our clients to address their principal selling and support processes, including sales, order management, fulfillment and customer service. Our solution is designed to enable businesses to:


     - increase revenues by extending their sales efforts to include an Internet-based distribution channel;

     - reduce operating expenses by streamlining and automating their selling and support processes;

     - enhance customer loyalty by offering a personalized, online buying experience; and

     - create online processes based on existing and evolving business practices and integrate information from existing systems with their online systems.


     Our solution can be expanded to meet the demand of large organizations with complex selling processes, and can handle a large number of simultaneous users, high transaction rates and large datastores.



     Our Commerce Exchange family of products may be arranged in a variety of ways to meet clients' specific requirements. Our software platform and applications include:


     - Process Application Server, which provides an open, flexible foundation to operate a sophisticated Internet business;

     - WebBroker, which enables an enterprise commerce system to support increasing demand; and

     - Commerce Exchange applications, including Product Merchandising, Order Management and Account Management.


     The Commerce Exchange tools include development tools to add functions to the system, administration tools to manage the system and reporting tools to measure the results of the system. The Commerce Exchange business adapters enable integration of the Commerce Exchange solution with existing computer-based operational and reporting systems within the organization or across the Internet with third parties. We also provide a range of services to enable clients to implement and use the Commerce Exchange family of products. Our professional services include project management, implementation and integration, education and training and client support services.

     Our solution has the following advantages:


     - Comprehensive Functionality -- Our solution provides a comprehensive set of applications for efficiently managing selling and support processes online.


     - State-of-the-Art Technology Foundation -- Our technology is specifically designed to support the deployment of mission-critical online business applications without which an enterprise would not be able to operate an online business. The Commerce Exchange software architecture is designed to operate on different computing platforms and to provide a reliable, secure and flexible environment.



     - Process-Centric(TM) Computing Approach -- Our Process-Centric computing approach allows the Commerce Exchange solution to adapt to dynamically changing business and technology conditions. Process-Centric computing is an adaptable approach that enables a client's online processes to take into account characteristics of the client's selling environment and its customers' preferences.



     - Interoperability -- Our products are designed to work in conjunction with new Internet technologies and with an organization's existing business systems.



     We market our products and services primarily through our global direct sales organization, which includes nine offices in the U.S. and four international offices. In addition, we have strategic marketing relationships with Active Software, Inc., Cambridge Technology Partners, Inc., Cisco Systems, Inc., Electronic Data Systems Corporation, Fort Point Partners, Inc., KPMG LLP, Net Perceptions, Inc., Sun Microsystems, Inc., Trans Cosmos USA, Inc., USWeb Corporation and Whittman-Hart, Ltd. We also have technology and distribution partnerships with CyberSource Corporation, Federal Express Corporation, Hewlett-Packard Company and Cisco Systems, Inc.



     As of May 1, 1999, we had over 70 clients, including BP Australia Ltd., Electronic Data Systems Corporation, GTE Communication Systems Corporation, Guess? Inc., Insight Enterprises, Inc., Mattel, Inc., Micro Warehouse, Inc., Multiple Zones International, Inc., Nike, Inc., Nippon Telegram and Telephone Corp., PETsMART.com, Inc., Seagate Technology, Inc. and Warnaco Inc.

                                  THE OFFERING


Common Stock Offered by
InterWorld......................    3,000,000 shares



Common Stock to be Outstanding
  After this Offering...........    26,348,482 shares


Use of Proceeds.................    We expect to use the net proceeds from the
                                    sale of shares offered by us for working capital and general corporate purposes.

Dividend Policy.................    We currently intend to retain all future
                                    earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Proposed Nasdaq National Market
  Symbol........................    INTW

     We are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. If and when we issue these shares, the percentage of our common stock that you own will decrease. The following is a summary of these additional shares of common stock:


     - 6,088,114 shares of common stock reserved for issuance under our stock option plan, of which options to purchase 4,716,331 were outstanding as of March 31, 1999 at a weighted average exercise price of $5.18 per share;


     - 1,000,000 shares of common stock reserved for issuance under our employee stock purchase plan; and


     - 534,070 shares of common stock reserved for issuance at March 31, 1999 under outstanding warrants at a weighted average exercise price of $6.98 per share.



The common stock to be outstanding after this offering reflects 23,348,482 shares outstanding on July 1, 1999 and includes 146,597 shares issued upon exercise of stock options subsequent to March 31, 1999.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes our financial data. You should read the following information in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. You should also see the information in this prospectus under the captions "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                  THREE MONTHS
                                INCEPTION                                             ENDED
                             (MARCH 28, 1995)      YEAR ENDED DECEMBER 31,          MARCH 31,
                             TO DECEMBER 31,    -----------------------------   -----------------
                                   1995          1996       1997       1998      1998      1999
                             ----------------   -------   --------   --------   -------   -------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Product licenses.........       $   25        $   779   $  4,883   $  9,754   $ 1,546   $ 4,386
  Services.................          331          1,241      3,073      4,834       866     2,615
  Other....................            3            408        100          2        --        --
                                  ------        -------   --------   --------   -------   -------
    Total revenues, net....          359          2,428      8,056     14,590     2,412     7,001
Gross profit...............          228            289        927      7,867     1,208     4,037
Loss from continuing
  operations...............         (264)        (7,197)   (21,675)   (22,062)   (4,644)   (7,151)
Basic loss per share and
  diluted loss per share
  from continuing
  operations...............       $(0.02)       $ (0.53)  $  (1.61)  $  (1.60)  $ (0.34)  $ (0.52)
                                  ======        =======   ========   ========   =======   =======

     The following table is a summary of our balance sheet at March 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all outstanding shares of our Series A and Series B mandatorily redeemable preferred stock into an aggregate of 9,189,999 shares of common stock, which will occur at the same time as the closing of this offering; and


     - on a pro forma as adjusted basis to reflect the sale by us of 3,000,000 shares of common stock in this offering, assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.



                                                                 MARCH 31, 1999
                                                      ------------------------------------
                                                                                PRO FORMA
                                                       ACTUAL     PRO FORMA    AS ADJUSTED
                                                      --------    ---------    -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $  7,103     $ 7,103       $47,953
Working capital.....................................     5,307       5,307        46,217
Total assets........................................    22,785      22,785        63,635
Mandatorily redeemable preferred stock..............    62,948          --            --
Total stockholders' equity (deficit)................   (51,545)     11,403        52,253


     Please note the following in reviewing the above data:

     - On March 30, 1998, we completed a spin-off distribution of a subsidiary, UGO Networks, Inc., formerly ActionWorld, Inc., reducing our majority ownership of UGO Networks to a minority interest of approximately 18%. Since March 30, 1998, our minority interest in UGO Networks has decreased to approximately 8% due to private equity financings by UGO Networks. UGO Networks is an online entertainment information and game company that commenced operations in 1997. The spin-off was made in order to permit UGO Networks to build a separate management team that would concentrate on creating an online entertainment information and game company and to position UGO Networks to seek private equity financing. UGO Networks has been presented as a discontinued operation in our consolidated statement of operations for the year ended December 31, 1997. A provision of $627 for estimated operating losses through the disposal date was recorded at December 31, 1997. See Note 13 of Notes to Consolidated Financial Statements.


     - In January 1999, we issued 1,650,000 shares of Series B mandatorily redeemable preferred stock for an aggregate of $16.5 million in cash. Upon the closing of this offering, all outstanding shares of our Series A and Series B mandatorily redeemable preferred stock will automatically convert into an aggregate of 9,189,999 shares of common stock. For the year ended December 31, 1998, the pro forma basic and diluted loss per share reflecting the effects of the conversion would have been $(0.96). See Note 16 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.


WE HAVE A LIMITED OPERATING HISTORY, SIGNIFICANT HISTORICAL LOSSES AND WE MAY NEVER BE PROFITABLE.

     We expect to incur losses for the foreseeable future and we may never achieve or sustain profitability. We were incorporated in 1995 and have only a limited operating history. Since inception, we have incurred substantial costs to develop and market our products, and have incurred net losses. As of March 31, 1999, we had an accumulated deficit of $60.3 million. We expect that our operating expenses will increase substantially in the foreseeable future as we continue to develop our products, increase our sales and marketing efforts and expand our operations.


IF OUR PRODUCTS ARE NOT WIDELY ACCEPTED IN THE INTERNET COMMERCE MARKET, OUR BUSINESS, SALES AND PROFITABILITY WILL SUFFER.



     The market for our products is new and rapidly evolving. Consequently, the demand for products in this market is uncertain. Our business, financial condition, results of operations and prospects for growth will be materially adversely affected if our products are not widely accepted in the Internet commerce software market. The following factors highlight the uncertainty of market acceptance of our products:


     - the market is characterized by rapid technological changes and evolving industry standards;

     - there is intense competition in the Internet commerce software industry;

     - products are relatively expensive and require a large capital commitment by the client;

     - the infrastructure necessary to support increased commerce on the Internet may not develop;

     - consumers and businesses may not adopt electronic commerce; and

     - our clients may not be successful in using our products to conduct their commercial operations online.


     Our future growth and success depends on broader acceptance of the Internet as a medium for commerce. The Internet may not become a viable commercial marketplace because of consumer concerns regarding reliability, cost, ease of use and quality of service. In addition, consumer concerns regarding the security and privacy of Internet transactions could inhibit the acceptance of the Internet as a commercial medium. We have incorporated into our Commerce Exchange family of products encryption algorithms to protect sensitive data such as customer passwords and credit card information. However, we can not assure you that this technology will not be breached. If the security measures used in Commerce Exchange are compromised, our business could suffer.

THE IMPOSITION OF SALES AND OTHER TAXES IN RESPECT OF PRODUCTS SOLD BY OUR CLIENTS OVER THE INTERNET COULD HAVE A NEGATIVE EFFECT ON ELECTRONIC COMMERCE GENERALLY AND, AS A RESULT, ON DEMAND FOR OUR PRODUCTS.



     Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on (i) Internet access, unless such tax was already imposed prior to October 1, 1998, and (ii) discriminatory taxes on electronic commerce. There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods. The imposition of new sales or other taxes could materially adversely affect the growth of electronic commerce generally and, as a result, on the demand for our products.



     The Company believes that, in accordance with current industry practice, most companies that sell products over the Internet do not currently collect sales or other taxes in respect of shipments of their products into states or foreign countries in which they are not physically present. However, one or more states or foreign countries may seek to impose sales or other tax collection obligation on out-of-jurisdiction companies that engage in electronic commerce. A successful assertion by one or more states or foreign countries that companies engaged in electronic commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically present in the state or foreign country, could have an adverse effect on electronic commerce generally, and, as a result, on demand for our products.



ALL OF OUR REVENUES ARE DERIVED FROM A SINGLE FAMILY OF PRODUCTS, AND OUR BUSINESS, SALES AND PROFITABILITY WILL SUFFER IF OUR PRODUCT OFFERINGS ARE NOT COMMERCIALLY SUCCESSFUL.



     The Commerce Exchange family of products and related services have accounted for substantially all of our revenues to date, and we expect these products and related services to continue to account for most of our revenues for the foreseeable future. If our current limited product offerings are not commercially successful, our business, financial condition, results of operations, and prospects for growth will be materially adversely affected. We may not successfully develop or market any enhanced or new products. Moreover, competition or technological change could adversely affect the pricing of or demand for our products, which would have a material adverse effect on our business, financial condition and results of operations. In addition, as of March 31, 1999, a majority of our clients were in the implementation phase of deploying our software. As a result, our products are currently being used by only a limited number of clients to conduct electronic commerce. From time to time, some of our clients experience difficulty implementing our software or the software does not meet our clients' expectations, and they may chose not to continue to use our software. As a result of these problems, our reputation may be damaged, which could have a material adverse effect on our business.


WE FACE INTENSE COMPETITION, WHICH COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY.


     There is intense competition in the Internet commerce software industry, and we expect competition to intensify in the future. Our business, financial condition, results of operations and prospects for growth will be materially adversely affected if we are not able to compete successfully. We compete against the in-house development efforts of companies engaging in Internet commerce, as well as other software application vendors and developers. Our current competitors include Art Technology Group, BroadVision, Inc.,

CommerceOne, Inc., IBM, Intershop Communications, Inc., Microsoft Corporation, Netscape Communications Corporation, Open Market Inc., Oracle Corporation and Pandesic LLC. We expect that additional competitors will enter our market with competing products as the size and visibility of the market opportunity increases. Many of our present and potential competitors have greater financial, technical, marketing and other resources than we have. This may place us at a disadvantage in responding to the offerings of our competitors, technological changes or changes in client requirements. Also, we may be at a competitive disadvantage because many of our competitors have greater name recognition, more extensive client bases and a broader range of product offerings.


IF OUR FINANCIAL RESULTS DO NOT MEET EXPECTATIONS AS A RESULT OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, OUR STOCK PRICE IS LIKELY TO DECLINE.

     Our quarterly operating results will generally depend on the volume and timing of sales of our products, which are difficult to predict. It is likely that in some future quarter or quarters our operating results will not meet the expectations of analysts and investors. In that case, the price of our common stock is likely to decline.

     We expect to experience fluctuations in our quarterly operating results due to many factors, including:

     - the size and timing of significant client agreements, which typically occur near the end of our fiscal quarter, but, if delayed, may not occur until the next quarter;

     - the length of the sales cycle for our products;

     - fluctuations in demand for our products;

     - the introduction of new products by us or our competitors;

     - changes in prices by us or our competition; and

     - the timing and amount of our expenditures.

     We plan to increase our operating expenses to achieve revenue growth. If our revenues do not increase as anticipated and our spending levels are not reduced accordingly, a significant decline in our quarterly operating results could occur. In addition, we believe, based on general software industry trends, that sales of our products may be highest in the fourth quarter of the year and lowest in the first quarter. As a result, period-to-period comparisons of our results of operations may not be meaningful, and you should not rely on them as an indication of future performance.

THE YEAR 2000 PROJECTS OF OUR TARGET CLIENTS MAY ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS IN 1999 AND 2000.


     We believe that Year 2000 issues may affect purchasing patterns of our clients and potential clients. Many companies are expending significant resources to upgrade their current software systems to Year 2000 functionality. These expenditures may reduce funds available to purchase software products and related services such as those offered by us. In addition, Year 2000 issues could cause a significant number of companies, including our clients, to reevaluate their current software application solutions needs, and in connection with such reevaluation, select other solutions. If, as a result, companies determine not to purchase our software products and related services, our business, results of operations, financial condition and prospects for growth would be materially adversely affected.

WE INCREASINGLY RELY ON SYSTEMS INTEGRATION COMPANIES TO SELL AND IMPLEMENT OUR PRODUCTS, AND IF WE CANNOT ESTABLISH OR MAINTAIN RELATIONSHIPS WITH THESE COMPANIES, OR IF THEY ARE NOT SUCCESSFUL IN THEIR EFFORTS, THE GROWTH OF OUR BUSINESS WOULD SUFFER.



     We increasingly depend on systems integration companies for sales and implementation of our products. Our growth will depend, in part, on maintaining and expanding our relationships with systems integration companies. We may not be able to develop or maintain relationships with systems integration companies. Moreover, if the systems integration companies with which we have a strategic relationship are not successful in selling and implementing systems that include our products, or if they adopt, or promote more vigorously, a competing product or technology, the growth of our business would be materially adversely affected.



IF WE DO NOT RESPOND TO TECHNOLOGICAL CHANGE, OUR ENTERPRISE COMMERCE SOFTWARE PRODUCTS MAY BECOME OBSOLETE, AND OUR LONG-TERM VIABILITY WOULD SUFFER.



     The Internet commerce software industry is characterized by rapid technological change, which can render products obsolete. Our success depends, in part, on our ability to respond to technological change in a timely and cost-effective manner. If we are not able to successfully respond to technological change, our Commerce Exchange family of products may become obsolete. This would threaten our long-term viability.


OUR PRODUCTS MAY CONTAIN DEFECTS, WHICH COULD RESULT IN REDUCED SALES, INCREASED SERVICE AND WARRANTY COSTS AND LIABILITY TO OUR CLIENTS.


     Our software products may contain errors that become apparent when the products are introduced or when the volume of usage increases. Errors in our products, implementation errors or other performance difficulties could result in decreased sales of our products, increased service and warranty costs and liability to our clients, which could have a material adverse effect on our business, financial condition, results of operations and prospects for growth. Although we carry errors and omissions insurance, it may not cover all product liability claims made against us. Our risk of liability to clients is particularly pronounced because of our belief that our products will be critical to our clients' operations.



BECAUSE A SIGNIFICANT PORTION OF OUR REVENUES IS DERIVED FROM A LIMITED NUMBER OF CLIENTS THAT WILL CHANGE FROM YEAR TO YEAR, OUR SALES WILL DECLINE IF WE CANNOT ATTRACT SIGNIFICANT NEW CLIENTS.



     We expect that our largest clients will change from year to year because our revenues from any client are typically greatest when the client first licenses our products. Moreover, because our products require a meaningful capital commitment, a significant portion of our revenues in any period is derived from a limited number of clients. Therefore, if we are not able to generate revenues from significant new clients, our business, financial condition, results of operations and prospects for growth would be materially adversely affected. In 1996, software license and service revenues from Scholastic Corporation accounted for approximately 31% of our total revenues and from Cliggot Communications Inc. accounted for approximately 17% of total revenues. In 1997, software license and service revenues from Toys "R" Us, Inc. accounted for approximately 11% of total revenues and from Electronic Data Systems Corporation accounted for approximately 10% of total revenues. In 1998, software license and service revenues from Warnaco Inc. accounted for approximately 14% of total revenues. In the quarter ended March 31, 1999, software license and service revenues from Guess? Inc. accounted for approximately 27% of total revenues and from Boo.com accounted for approximately 15% of total revenues.



IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS WILL SUFFER.



     We have grown rapidly since we were incorporated in 1995. Many members of our senior management have only recently joined us. Of the six employees listed in the management section of this prospectus, four have worked for us for less than two years. Our rapid growth has placed, and is expected to continue to place, a significant strain on our management and operations. To manage our growth, we must continue to enhance our operating and financial systems, infrastructure and controls. In the past, we have experienced certain inadequacies in our operating and financial systems, infrastructure and controls. In prior years, we were not able to improve internal controls and upgrade our personnel as needed to accommodate our growth. This resulted in errors in application of our accounting policies which affected some information contained in our financial statements for unaudited interim periods in our last fiscal year. These errors were corrected following the hiring of experienced personnel, consultation with our independent accountants and enhancement of internal controls. Our growth will also depend on our ability to expand, train and manage our employee base. In addition, we must expand our sales and marketing organization, penetrate different markets and expand our capacity to support a larger client base. If we do not manage our growth successfully, our business, financial condition, results of operations and prospects for growth would be adversely affected.


OUR PROPRIETARY RIGHTS MAY NOT BE FULLY PROTECTED, AND WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BY OTHERS.


     InterWorld(R) and Process-Centric(TM) are our registered trademarks and we have applied for other trade and service marks. Our efforts to establish and protect our proprietary rights, including Federal copyright and trademark registrations, may be inadequate to prevent imitation of our products by others. The laws of foreign countries in which our products are sold may offer less protection to proprietary rights than the laws of the United States. Moreover, others may claim violation of their proprietary rights by us. BroadVision, Inc. and Open Market Inc., two of our competitors, have been issued U.S. patents on certain aspects of their electronic commerce software products. In August 1998, we received a letter from counsel to Open Market concerning the potential applicability of the Open Market patents to our products. The letter further stated that Open Market was prepared to meet with us to resolve issues concerning the applicability of their patents and to discuss terms of an appropriate license agreement. In early September 1998, we responded to the Open Market inquiry, informing Open Market that based on our review of the Open Market patents and the analysis and advice of our patent counsel, we believe that the technology used in our products is sufficiently independent and does not infringe on the patents awarded to Open Market. We have not received any further inquiries or correspondence from Open Market since that time and have had no inquiries or discussions with BroadVision with regard to patent matters. Although we do not believe that we are infringing their patent rights, either of those companies may claim that we are doing so. If a claim of patent infringement by these or other companies was made against us,we would likely incur significant expenses in defending against the claim, which could adversely affect our financial condition and results of operations. In addition, if a claim of infringement is made against us and we are not successful in defending against the claim, we could be liable for substantial damages. We may also be required to make royalty payments, which could be substantial, to the holder of the patent rights. These events could have a material adverse effect our business, financial condition, results of operations and prospects for growth.



IF OUR PLANNED INTERNATIONAL EXPANSION IS NOT SUCCESSFUL, OUR LONG-TERM GROWTH COULD BE JEOPARDIZED.


     International expansion is a component of our strategy. We may not be successful in expanding our activities in international markets. Even if we are successful in penetrating international markets, we will confront additional technological challenges in keeping our international product offerings current and conforming them to commercial standards in various countries. In addition, there are risks in doing business in international markets, including:

     - changes in laws and regulations;

     - export controls on encryption technology and other export restrictions;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - political and economic instability; and

     - fluctuations in currency exchange rates.


Our success in expanding our international operations will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. Our failure or inability to anticipate or manage these risks could have a material adverse effect on our business, financial condition, results of operations and prospects for growth.


WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.


     We have not yet devised a year 2000 contingency plan. Although we believe that each of our critical systems is year 2000 compliant, we have not yet determined whether all of the systems of our suppliers are year 2000 compliant. In addition, we have not undertaken any investigation regarding the year 2000 readiness of our clients. Therefore, we do not know whether our clients' existing business systems which they may attempt to integrate with our products are year 2000 compliant. Accordingly, we are unable to predict the extent to which the year 2000 issue will affect our suppliers or clients, or the extent to which we would be vulnerable to their failure to remediate any year 2000 issues on a timely basis. The failure of our internal systems or any material third-party systems to be year 2000 compliant would have a material adverse effect on our business, results of operations, financial condition and prospects for growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


IF WE CANNOT OBTAIN ADDITIONAL FINANCING WHEN NEEDED, WE MAY BE UNABLE TO RESPOND TO COMPETITIVE PRESSURES OR UNANTICIPATED REQUIREMENTS.


     We may need additional financing to support more rapid growth than currently anticipated or to respond to competitive pressures or unanticipated requirements. Additional financing, if needed, may not be available on satisfactory terms or at all. If additional funds are not available on acceptable terms, we may be unable to fund our growth, develop or enhance our products and services, respond to competitive pressures or take advantage of acquisition opportunities. Any additional equity financing may cause investors to experience dilution in their ownership interest and the newly issued securities may have rights superior to those of the common stock. Any debt financing may result in limitations on our operations, including restrictions on our spending or payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



IF WE ARE UNABLE TO RETAIN OR REPLACE OUR KEY PERSONNEL, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS FOR GROWTH COULD SUFFER.



     We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our executive management team. We do not carry key-person insurance on any member of our executive management team. Since January 1998, four executive officers have resigned from their positions with us. If one or more members of our management team become unable or unwilling to continue in their present positions and if additional key personnel cannot be hired as needed, our business, financial condition, results of operations and prospects for growth could be materially adversely affected.



BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK, THEY WILL EXERCISE SIGNIFICANT CONTROL OVER US.



     Following this offering, our executive officers and directors will beneficially own approximately 30.5% of the outstanding common stock, or approximately 30.0% if the underwriter exercises its over-allotment option in full. Accordingly, if they act together, they will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate actions such as mergers and other business combination transactions. The interests of our executive officers and directors could conflict with the interests of our other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control over us unless it is supported by our executive officers and directors.


IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET FOLLOWING THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE.

     The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.


     There will be 26,348,482 shares of common stock outstanding immediately after this offering. Of these shares, the 3,000,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our affiliates (as defined in Rule 144 under the Securities Act). The remaining 23,348,482 shares outstanding will be restricted securities (as defined in Rule 144). These shares may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144 or an exemption under the Securities Act. Holders of 9,189,999 shares of common stock outstanding immediately after this offering will also have registration rights enabling them to cause us to register their shares for sale under the Securities Act. After this offering, we will have 5,941,517 shares of common stock reserved for issuance upon the exercise of stock options, of which 4,569,734 shares are subject to currently outstanding options. Following this offering, we intend to file a registration statement on Form S-8 to register these shares.

SINCE OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED, WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP, OR WHETHER YOU WILL BE ABLE TO SELL YOUR COMMON STOCK.


     There has not been a public market for our common stock. We do not know the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the shares of common stock has been determined through negotiations between us and the underwriter of this offering and may not be indicative of prices that will prevail in any trading market that develops. You may not be able to resell your shares at or above the initial public offering price and you may suffer a loss on your investment.


BECAUSE WE ARE CURRENTLY UNABLE TO SPECIFY THE SPECIFIC USES TO WHICH THE NET PROCEEDS FROM THIS OFFERING WILL BE APPLIED, YOU WILL BE RELYING ON THE JUDGMENT OF OUR MANAGEMENT REGARDING THE APPLICATION OF THE PROCEEDS.

     We expect to use the net proceeds from this offering for working capital and general corporate purposes, but we are unable to identify the specific uses to which the net proceeds will be applied. Accordingly, our management will have broad discretion with respect to the expenditure of the proceeds. Actual expenditures for product development, sales and marketing, international expansion and other purposes will depend on market and other conditions existing in the future. You will be relying on the judgment of our management regarding the application of the proceeds.

PURCHASERS OF SHARES IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, you will experience immediate and substantial dilution in your investment.

                           FORWARD-LOOKING STATEMENTS


     Various statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, without limitation, statements about the market opportunity for Internet commerce software solutions, our strategy, new product development, competition, expected expense levels, seasonality and the adequacy of our available cash resources and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and "may" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:



     - changes in general economic and business conditions;


     - actions of competitors;

     - our inability to recover our costs in sales of our products and services;

     - the extent to which we are able to develop and market new and improved products;

     - product defects;

     - changes in our business strategies; and


     - the other factors discussed under "Risk Factors."

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of shares in this offering of approximately $40.9 million, assuming an initial public offering price of $15.00 and after deducting underwriting discounts and commissions and estimated expenses of $1.0 million payable by us. We estimate that we will receive additional net proceeds of up to $6.3 million if the underwriter exercises the option granted to it in connection with this offering to purchase additional shares from us to cover over-allotments. We expect to use the net proceeds for working capital and general corporate purposes, including research and development (approximately $12.5 million), sales and marketing (approximately $19.5 million), international expansion (approximately $4.0 million) and capital expenditures (approximately $2.0 million). The actual amounts expended for these purposes may vary from our current expectations. We may also use a portion of the net proceeds to fund possible acquisitions of businesses and technologies that are complementary to ours. We currently have no agreements, and are not engaged in any negotiations, with respect to any acquisitions. Pending use of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade securities.


                                DIVIDEND POLICY

     Historically, we have not paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends. Future decisions regarding cash dividends on the common stock will be made by our board of directors and will depend on our results of operations, financial position, capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors the board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all outstanding shares of our Series A and Series B mandatorily redeemable preferred stock into common stock, which will occur at the same time as the closing of this offering; and


     - on a pro forma as adjusted basis to reflect the sale by us of 3,000,000 shares of common stock in this offering, assuming an initial public offering price of $15.00 per share and after deducting underwriting discounts and commissions and estimated expenses payable by us. We will have no preferred stock outstanding upon completion of this offering.



                                                     AS OF MARCH 31, 1999
                                              -----------------------------------
                                                            PRO        PRO FORMA
                                               ACTUAL      FORMA      AS ADJUSTED
                                              --------    --------    -----------
                                                (IN THOUSANDS, EXCEPT SHARE AND
                                                        PER SHARE DATA)
Mandatorily redeemable Series A convertible
  preferred stock ($0.01 par value;
  8,200,000 shares authorized, 7,539,999
  issued and outstanding actual)............  $ 47,379    $     --      $    --
Mandatorily redeemable Series B convertible
  preferred stock ($0.01 par value;
  2,500,000 shares authorized, 1,650,000
  issued and outstanding actual)............    15,569          --           --
Stockholders' equity:
  Preferred stock ($0.01 par value;
     15,000,000 shares authorized pro forma
     as adjusted)...........................        --          --           --
  Common stock ($0.01 par value, 35,000,000
     shares authorized actual and pro forma
     and 100,000,000 shares authorized pro
     forma as adjusted; 14,011,886 issued
     and outstanding actual; 23,201,885
     shares issued and outstanding pro
     forma; 26,201,885 shares issued and
     outstanding pro forma as adjusted).....       140         232          262
Additional paid-in capital..................     8,661      71,517      112,337
Accumulated deficit.........................   (60,346)    (60,346)     (60,346)
                                              --------    --------      -------
     Total stockholders' equity (deficit)...   (51,545)     11,403       52,253
                                              --------    --------      -------
       Total capitalization.................  $ 11,403    $ 11,403      $52,253
                                              ========    ========      =======

                                    DILUTION


     As of March 31, 1999, we had a pro forma net tangible book value of approximately $0.49 per share. Pro forma net tangible book value per share represents our net tangible assets, or total assets less liabilities and intangible assets, divided by the total number of shares outstanding before this offering after giving effect to the automatic conversion of all outstanding shares of our mandatorily redeemable preferred stock into common stock upon the closing of this offering. Without taking into account any changes in pro forma net tangible book value after March 31, 1999, other than to give effect to this offering assuming an initial public offering price of $15.00 per share and after deducting underwriting discounts and commissions and estimated expenses payable by us, the pro forma net tangible book value of the common stock as of March 31, 1999 would have been approximately $1.99 per share. The following table shows the effect of this offering as if it had occurred at March 31, 1999 and illustrates the immediate increase in net tangible book value of $1.50 per share to existing stockholders and an immediate dilution of $13.01 per share to new investors:



Assumed initial public offering price per share.............             $ 15.00
Pro forma net tangible book value per share as of March 31,
  1999......................................................  $   0.49
Increase in pro forma net tangible book value per share
  attributable to this offering.............................      1.50
                                                              --------
Pro forma net tangible book value per share as of March 31,
  1999 after giving effect to this offering.................                1.99
                                                                         -------
Immediate dilution per share to new investors in this
  offering..................................................             $ 13.01
                                                                         =======



     The following table summarizes, as of March 31, 1999, on a pro forma basis, the differences between the number of shares purchased from us, the total consideration paid and the average price paid per share by our existing stockholders and by new investors in this offering at an assumed initial public offering price of $15.00 per share:



                               SHARES PURCHASED      TOTAL CONSIDERATION
                             --------------------   ----------------------   AVERAGE PRICE
                               NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                             ----------   -------   ------------   -------   -------------
Existing stockholders......  23,201,885     88.6%   $ 65,773,093     59.4%      $ 2.83
New investors..............   3,000,000     11.4      45,000,000     40.6       $15.00
                             ----------    -----    ------------    -----
     Total.................  26,210,885    100.0%   $110,773,093    100.0%
                             ==========    =====    ============    =====



     The calculation of pro forma net tangible book value per share and the other computations above assume that no options or warrants outstanding as of the date of this prospectus will be exercised. The following is a summary of these additional shares of common stock:



     - 6,088,114 shares of common stock reserved for issuance under our stock option plan, of which options to purchase 4,716,331 were outstanding as of March 31, 1999 at a weighted average exercise price of $5.18 per share; and



     - 534,070 shares of common stock reserved for issuance at March 31, 1999 under outstanding warrants at a weighted average exercise price of $6.98 per share.

If our outstanding options and warrants were exercised, new investors in this offering would suffer additional dilution.


     This offering will benefit our existing stockholders by creating a public market for our common stock. Upon consummation of this offering, the unrealized appreciation in the value of the common stock held by existing stockholders will be $282.4 million ($333.0 million assuming exercise of all outstanding options and warrants), assuming an initial public offering price per share of $15.00.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data below as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 have been derived from our consolidated financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated financial data below as of December 31, 1995 and for the period from inception (March 28, 1995) through December 31, 1995 have been derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated financial data below as of and for the three months ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of results to be expected for any future period. You should read the data below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included in this prospectus.

                                             INCEPTION                                          THREE MONTHS
                                          (MARCH 28, 1995)      YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                          TO DECEMBER 31,    -----------------------------   ------------------
                                                1995          1996       1997       1998       1998      1999
                                          ----------------   -------   --------   --------   --------   -------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Product licenses......................       $   25        $   779   $  4,883   $  9,754   $  1,546   $ 4,386
  Services..............................          331          1,241      3,073      4,834        866     2,615
  Other.................................            3            408        100          2         --        --
                                               ------        -------   --------   --------   --------   -------
     Total revenues, net................          359          2,428      8,056     14,590      2,412     7,001
                                               ------        -------   --------   --------   --------   -------
Cost of revenues:
  Product licenses......................            1             82        278        671         72       208
  Services..............................          130          1,735      6,744      6,052      1,132     2,756
  Other.................................           --            322        107         --         --        --
                                               ------        -------   --------   --------   --------   -------
     Total cost of revenues.............          131          2,139      7,129      6,723      1,204     2,964
                                               ------        -------   --------   --------   --------   -------
Gross profit............................          228            289        927      7,867      1,208     4,037
Operating expenses:
  Research and development..............          234          2,362      6,863      9,558      1,964     3,637
  Sales and marketing...................           --          2,435      8,487     11,969      2,064     4,968
  General and administrative............          258          2,730      6,405      6,356      1,425     1,213
  Noncash employee
     compensation.......................           --             71        752      1,615        377     1,121
                                               ------        -------   --------   --------   --------   -------
     Total operating expenses...........          492          7,598     22,507     29,498      5,830    10,939
                                               ------        -------   --------   --------   --------   -------
Loss from operations....................         (264)        (7,309)   (21,580)   (21,631)    (4,622)   (6,902)
Total other income (expense)............           --            112        (95)      (431)       (22)     (204)
  Income taxes..........................           --             --         --         --         --       (45)
                                               ------        -------   --------   --------   --------   -------
Loss from continuing operations.........         (264)        (7,197)   (21,675)   (22,062)    (4,644)   (7,151)
Discontinued operations:
  Expenses from discontinued
     operations.........................           --             --     (1,310)        --         --        --
  Provision for operating losses to date
     of disposition.....................           --             --       (627)        --         --        --
                                               ======        =======   ========   ========   ========   =======
Net loss................................       $ (264)       $(7,197)  $(23,612)  $(22,062)  $ (4,644)  $(7,151)
                                               ======        =======   ========   ========   ========   =======
Basic loss per share and diluted loss
  per share.............................       $(0.02)       $ (0.53)  $  (1.75)  $  (1.60)  $  (0.34)  $ (0.52)
                                               ======        =======   ========   ========   ========   =======
Basic loss per share and diluted loss
  per share from continuing
  operations............................       $(0.02)       $ (0.53)  $  (1.61)  $  (1.60)  $  (0.34)  $ (0.52)
                                               ======        =======   ========   ========   ========   =======

                                                       AS OF DECEMBER 31,
                                             ---------------------------------------    AS OF MARCH 31,
                                             1995      1996       1997        1998           1999
                                             -----    ------    --------    --------    ---------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................  $  50    $6,111    $  6,081    $    858       $  7,103
Working capital (deficit)..................   (286)    4,653       3,802        (635)         5,307
Total assets...............................    175     8,865      17,431      14,119         22,785
Mandatorily redeemable preferred
  stock....................................     --    13,431      37,319      47,334         62,948
Total stockholders' deficit................   (189)   (7,119)    (28,795)    (46,216)       (51,545)

Please note the following in reviewing the data presented above:


     - On March 30, 1998, we completed a spin-off distribution of a subsidiary, UGO Networks, reducing our majority ownership of UGO Networks to a minority interest of approximately 18%. Since March 30, 1998, our minority interest in UGO Networks has decreased to approximately 8% due to private equity financings by UGO Networks. UGO Networks is an online entertainment information and game company that commenced operations in 1997. The spin-off was made in order to permit UGO Networks to build a separate management team that would concentrate on creating an online entertainment information and game company and to position UGO Networks to seek private equity financing. UGO Networks has been presented as a discontinued operation in our consolidated statement of operations for the year ended December 31, 1997. See Note 13 of Notes to Consolidated Financial Statements.


     - In January 1999, we issued 1,650,000 shares of Series B mandatorily redeemable preferred stock for an aggregate of $16.5 million in cash. Upon the closing of this offering, all outstanding shares of our Series A and Series B mandatorily redeemable preferred stock will automatically convert into an aggregate of 9,189,999 shares of common stock. For the year ended December 31, 1998, the pro forma basic and diluted loss per share reflecting the effects of the conversion would have been $(0.96). See Note 14 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We derive revenues primarily from licensing our Internet commerce software products and providing related services and support to our clients. We commercially introduced our first product in December 1995.


     We generally price licenses of our platform and applications on a per server or site basis. Standard per server license fees for the Windows NT solutions are $150,000 and for Unix solutions are $250,000. The recommended production configuration that supports redundancy, fault-tolerance and distributed load balancing across multiple processors is generally available for a license fee of approximately $300,000 to $500,000. Licenses for product configurations that support additional servers and users are available. Additional applications, tools, business adapters, professional services and maintenance services are provided at an additional cost to the client. Site licenses are also available. Site licenses typically require the client to pay additional fees based on the client's achieving specified electronic commerce revenues. Payment terms are generally net 30 days. However, from time to time in order to induce clients to license our products, we have extended payment terms to up to one year.


     Revenue from client product licenses is recognized upon shipment to the client under an executed software license agreement when no significant obligations or contractual commitments remain and collection is probable. If acceptance by the client is required, revenue is recognized upon client acceptance. License revenue from resellers of our products is recognized upon shipment by the reseller when collection is probable.

     Revenue from services is recognized as the services are rendered. Revenue from services requiring significant modification or customization of our software products is recognized on a percentage-of-completion basis. Revenue from maintenance and client support services is recognized ratably over the term of the agreement for such services. Our license agreements typically require the client to purchase one year of maintenance and client support services.

     Currently, our cost of services revenues exceeds our services revenues. We anticipate that services margins may improve in the future, but there can be no assurance that such improvement will occur.

     We have incurred significant research and development expenses to develop our products. We charge all research and development costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense as incurred. In addition, we have made substantial investments in our infrastructure to support revenue growth. We intend to increase our staffing in all functional areas as required to accommodate any revenue growth.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data for the periods indicated expressed as a percentage of total revenues:

                                                                       THREE MONTHS
                                        YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                       --------------------------    ----------------
                                        1996      1997      1998      1998      1999
                                       ------    ------    ------    ------    ------
Revenues, net:
  Product licenses...................    32.1%     60.7%     66.9%     64.1%     62.6%
  Services...........................    51.1      38.1      33.1      35.9      37.4
  Other..............................    16.8       1.2        --        --        --
                                       ------    ------    ------    ------    ------
     Total revenues, net.............   100.0%    100.0%    100.0%    100.0%    100.0%
                                       ------    ------    ------    ------    ------
Cost of revenues:
  Product licenses...................     3.4       3.5       4.6       3.0       3.0
  Services...........................    71.4      83.7      41.5      46.9      39.4
  Other..............................    13.3       1.3        --        --        --
                                       ------    ------    ------    ------    ------
     Total cost of revenues..........    88.1      88.5      46.1      49.9      42.4
                                       ------    ------    ------    ------    ------
Gross profit.........................    11.9      11.5      53.9      50.1      57.6
                                       ------    ------    ------    ------    ------
Operating expenses:
  Research and development...........    97.3      85.2      65.5      81.4      52.0
  Sales and marketing................   100.3     105.4      82.0      85.6      71.0
  General and administrative.........   112.4      79.5      43.6      59.1      17.2
  Noncash employee compensation......     2.9       9.3      11.1      15.6      16.0
                                       ------    ------    ------    ------    ------
     Total operating expenses........   312.9     279.4     202.2     241.7     156.2
                                       ------    ------    ------    ------    ------
Loss from operations.................  (301.0)   (267.9)   (148.3)   (191.6)    (98.6)
Net loss.............................  (296.4)%  (293.1)%  (151.2)%  (192.5)%  (102.1)%
                                       ======    ======    ======    ======    ======

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     Total Revenues, Net. Total revenues, net include fees from product licenses and services. Our total revenues, net increased from $2.4 million in 1996 to $8.1 million in 1997 and to $14.6 million in 1998. These increases resulted primarily from increased licenses of our software products at a higher average fee per client and, to a lesser extent, from the provision of services to a larger client base. We expect that our target clients' Year 2000 projects may adversely affect demand for our products in 1999 and 2000.


     Cost of Revenues. Cost of product license revenues consists of royalties payable to third parties for software that is embedded in or bundled with our products, the costs of product media, documentation and manufacturing costs. Cost of services revenues consists primarily of costs related to employees and consultants providing services and support. Total cost of revenues decreased from $7.1 million in 1997 to $6.7 million in 1998. Total cost of revenues increased from $2.1 million in 1996 to $7.1 million in 1997. In 1997, particularly during the earlier part of the year, we hired outside consultants to supplement our professional services organization and to provide services and support to our expanding client base, and also hired additional employees. During the course of 1998, we continued to hire additional personnel, which reduced our reliance on outside consultants, and instituted implementation methodologies that resulted in shorter implementation cycles. The implementation methodologies involve providing our customers with a checklist that sets forth the steps, timing and procedures to more effectively enable them to implement our Commerce Exchange family of products. These measures, combined with the introduction of enhanced versions of Commerce Exchange, reduced our cost of revenues as a percentage of total revenues. As a result, cost of revenues as a percentage of total revenues decreased from 88.5% for 1997 to 46.1% for 1998.



     Research and Development. Research and development expenses consist of costs related to research and development personnel, including salaries and related expenses and consulting fees, and costs related to facilities and equipment used in research and development. Research and development expenses increased 39.3%, from $6.9 million in 1997 to $9.6 million in 1998. Research and development expenses increased from $2.4 million in 1996 to $6.9 million in 1997. These increases were principally due to the addition of personnel to support the design and development of our products. We expect to continue to incur significant research and development expenses in future periods.


     Sales and Marketing. Sales and marketing expenses consist of salaries and related expenses for sales and marketing personnel, sales commissions and other incentive compensation, travel and entertainment expenses and the costs of marketing programs, including trade shows, promotional materials and advertising. Sales and marketing expenses increased 41%, from $8.5 million 1997 to $12.0 million in 1998. Sales and marketing expenses increased from $2.4 million in 1996 to $8.5 million in 1997. These increases were due primarily to the expansion of our sales and marketing organization and expanded marketing activities, including advertising designed to increase awareness of our brand. We expect to continue to incur significant sales and marketing expenses in future periods.


     General and Administrative. General and administrative expenses consist of salaries and related expenses for administrative, finance and human resources personnel and related facilities and equipment costs. General and administrative expenses increased from $2.7 million in 1996 to $6.4 million in 1997 and 1998. This increase reflected the additional administrative infrastructure necessary to manage and support our growth. In addition, general and administrative expenses for 1998 included approximately $0.5 million relating to an aborted initial public offering.



     Noncash Employee Compensation. Noncash employee compensation consists of noncash charges for stock options granted to employees at exercise prices deemed below the fair market value of our common stock at the time of grant. The amount of the charge is equal to the difference between the exercise price of the stock option and the deemed fair market value of our common stock multiplied by the number of options granted. The charge is amortized over the vesting period of the options (typically, five years). We recorded noncash employee compensation of $1.6 million in 1998, $0.8 million in 1997 and $0.1 million in 1996.


     Total Other Income (Expense). Other income (expense) consists primarily of interest income earned on cash and cash equivalents, net of cash and noncash interest expense for leased equipment. Our total other income (expense) was $0.1 million in 1996, $(0.1) million in 1997 and $(0.4) million in 1998.

     Income Taxes. We have incurred losses since inception which have generated net operating loss carryforwards of approximately $39.2 million at December 31, 1998 and $43.3 million at March 31, 1999 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2011 through 2019 for federal income tax purposes. We also had research and development tax credit carryforwards in the amount of $1.4 million at December 31, 1998, and $1.8 million at March 31, 1999 which expire in 2002 through 2019. These losses and credits may be subject to significant limitations on utilization in future years because certain ownership changes have occurred. We have historically filed our corporate income tax returns utilizing a fiscal year end of March 31, which we changed to December 31, effective December 31, 1998. See Note 12 of Notes to Consolidated Financial Statements.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $21.8 million at December 31, 1998 and $24.5 million at March 31, 1999. Our operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be assured, including market acceptance of our products by clients. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize this deferred tax benefit in the future, we have recorded a valuation allowance in the amount of $21.8 million at December 31, 1998 and $24.5 million at March 31, 1999 to offset the deferred tax benefit amount.

     THREE MONTHS ENDED MARCH 31, 1998 AND 1999

     Total Revenues, Net. Total revenues, net for the quarter ended March 31, 1999 were $7.0 million, an increase of $4.6 million over total revenues, net for the quarter ended March 31, 1998 of $2.4 million. This increase is attributable to our licensing more software products at higher average fees, as well as our providing services to a larger client base.

     Cost of Revenues. Total cost of revenues increased from $1.2 million for the quarter ended March 31, 1998 to $3.0 million for the quarter ended March 31, 1999, an increase of $1.8 million. Total cost of revenue as a percent of total revenues decreased from 49.9% for the quarter ended March 31, 1998 to 42.4% for the same period in 1999. This decrease is due primarily to increased productivity of our services personnel.


     Research and Development. Research and development expenses increased $1.6 million, or 80%, from $2.0 million in the first quarter of 1998 to $3.6 million in the first quarter of 1999. This increase was due principally to the addition of personnel to support the design and development of our products.


     Sales and Marketing. Sales and marketing expenses increased from $2.1 million in the first quarter of 1998 to $5.0 million in the first quarter of 1999, an increase of $2.9 million. These increases were due primarily to the expansion of our sales and marketing organizations, higher commissions generally reflecting increased revenues and expanded marketing activities.

     General and Administrative. General and administrative expenses decreased from $1.4 million to $1.2 million for the three months ended March 31, 1998 and 1999, respectively. This decrease was due primarily to lower legal and royalty expenses and reductions in provisions for bad debt.


     Noncash Compensation. Noncash employee compensation increased from $0.4 million for the quarter ended March 31, 1998 to $1.1 million for the quarter ended March 31, 1999, primarily due to the January 1999 grant of 1,604,567 options to employees at a discount to deemed fair market value. We estimate that we will recognize approximately $10.9 million of noncash employee compensation expense in future periods through January 2004, including approximately $2.1 million during the remainder of 1999.

     During the first quarter of 1999, we also recognized $0.4 million of non-cash compensation expense related to stock options granted to two consultants at a discount to deemed fair market value. Of this amount, approximately $0.2 million was reflected in cost of sales and approximately $0.2 million was reflected in general and administrative expense. Based on the performance of one of these consultants as determined by our chief executive officer, we could recognize up to approximately $0.5 million of additional non-cash compensation expense in future periods related to options granted to the consultant.


     Total Other Income (Expense). Other income (expense) increased by approximately $0.2 million. This increase is largely attributable to interest expense on amounts outstanding under our secured loan agreement for a portion of the quarter ended March 31, 1999.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for each of the nine quarters in the period ended March 31, 1999. The quarterly data have been prepared on the same basis as the audited financial statements appearing in this prospectus and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for any quarter are not necessarily indicative of results for any future period.

                                                                    QUARTER ENDED
                        -----------------------------------------------------------------------------------------------------
                        MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31    MARCH 31,
                          1997        1997       1997        1997       1998        1998       1998        1998       1999
                        ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                   (IN THOUSANDS)
Revenues, net:
  Product licenses....   $   491    $   758     $ 1,533    $ 2,101     $ 1,546    $   844     $ 3,002    $ 4,362     $ 4,386
  Services............       583        603         917        970         866        950       1,361      1,657       2,615
  Other...............       100         --          --         --          --         --           1          1          --
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
    Total revenues,
       net............     1,174      1,361       2,450      3,071       2,412      1,794       4,364      6,020       7,001
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
Cost of revenues:
  Product licenses....        43         59          80         96          72        117         122        360         208
  Services............     2,069      1,805       1,576      1,294       1,132      1,318       1,530      2,072       2,756
  Other...............       107         --          --         --          --         --          --         --          --
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
    Total cost of
       revenues.......     2,219      1,864       1,656      1,390       1,204      1,435       1,652      2,432       2,964
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
Gross profit (loss)...    (1,045)      (503)        794      1,681       1,208        359       2,712      3,588       4,037
Operating expenses:
  Research and
    development.......     1,263      1,799       1,854      1,947       1,964      2,093       2,569      2,932       3,637
  Sales and
    marketing.........     1,729      2,441       2,297      2,020       2,064      2,582       3,199      4,124       4,968
  General and
    administrative....     1,469      1,732       1,714      1,490       1,425      2,062       1,615      1,254       1,213
  Noncash employee
    compensation......        25         26         581        120         377        488         375        375       1,121
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
    Total operating
       expenses.......     4,486      5,998       6,446      5,577       5,830      7,225       7,758      8,685      10,939
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
Loss from
  operations..........    (5,531)    (6,501)     (5,652)    (3,896)     (4,622)    (6,866)     (5,046)    (5,097)     (6,902)
Other income
  (expense):
  Interest income.....        43         47          31         97          63        139          48         15          92
  Interest expense....       (32)       (80)        (96)      (105)        (85)      (130)        (98)      (383)       (296)
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
    Total other income
       (expense)......        11        (33)        (65)        (8)        (22)         9         (50)      (368)       (204)
  Income taxes........        --         --          --         --          --         --          --         --         (45)
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
Loss from continuing
  operations..........   $(5,520)   $(6,534)    $(5,717)   $(3,904)    $(4,644)   $(6,857)    $(5,096)   $(5,465)    $(7,151)
                         =======    =======     =======    =======     =======    =======     =======    =======     =======

     Our quarterly operating results will generally depend on the volume and timing of sales of our products, which are difficult to predict. We plan to increase our operating expenses to achieve revenue growth. If our revenues do not increase as anticipated and our spending levels are not reduced accordingly, a significant decline in quarterly operating results could occur. We expect to experience fluctuations in quarterly operating results due to many factors, including:

     - the size and timing of significant client agreements, which typically occur near the end of our fiscal quarter, but, if delayed, may not occur until the next quarter;

     - the length of the sales cycle for our products;

     - fluctuations in demand for our products;

     - the introduction of new products by us or our competitors;

     - changes in prices by us or our competition; and

     - the timing and amount of expenditures by us.

In addition, we believe, based on general software industry trends, that sales of our products will typically be highest in the fourth quarter of the year and lowest in the first quarter. As a result, period-to-period comparisons of our results of operations may not be meaningful, and should not be relied on as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private sales of mandatorily redeemable preferred stock, which have raised approximately $64.5 million. At March 31, 1999, we had cash and cash equivalents of $7.1 million and working capital of $5.3 million.


     We have had significant negative cash flows from operating activities to date. Net cash used in operating activities for fiscal years 1997 and 1998 and the three months ended March 31, 1999 was $22.2, $16.6 and $4.6 million, respectively. Net cash used in operating activities in each of these periods was primarily the result of expenditures for product development, sales and marketing and infrastructure as well as the provision of extended payment terms to clients. For the year ended December 31, 1998, our net accounts receivable increased $2.0 million, from $4.2 million to $6.2 million. This increase was primarily attributable to the significant increase in sales, particularly several large sales in December 1998. The $4.4 million decrease in working capital during the year ended December 31, 1998 was largely attributable to the $5.2 million decrease in cash and cash equivalents and a $2.3 million increase in accounts payable and accrued expenses, only partially offset by the increase in accounts receivable. The increase in cash and cash equivalents and working capital at March 31, 1999 was largely the result of the January 1999 issuance of 1,650,000 share of Series B manditorily redeemable preferred stock for an aggregate of $16.5 million in cash.


     Net cash used in investing activities consists primarily of capital expenditures for computer equipment, purchased software, office equipment, furniture, fixtures and leasehold improvements. Capital expenditures for property and equipment for 1998 aggregated $1.9 million, primarily for computer equipment. As of December 31, 1998, we also had commitments under noncancelable operating leases of $8.6 million and under noncancelable capital leases of $2.1 million.

     Effective as of May 1998, we amended our secured loan agreement with Comdisco, Inc., one of our stockholders that holds warrants to purchase our common stock, under which our maximum borrowings were increased to $11.0 million. Outstanding amounts under the loan agreement accrue interest, which is payable monthly, at a rate of 10% per annum and is secured by our accounts receivable. We may borrow amounts under the loan agreement for a period of twelve months subsequent to our initial borrowing under the loan agreement (which occurred in October 1998) or until completion of this offering. The loan principal is due and payable at the later of 15 months from the initial borrowing or 21 months from the date of the agreement. Although we have borrowed under the loan agreement in the past, as of the date of this prospectus, we have no outstanding borrowings under the loan agreement. See "Certain Transactions."


     During the year ended December 31, 1998, less than 10% of our revenues were generated by our foreign sales offices. At December 31, 1998, less than 6% of gross receivables were denominated in foreign currencies. We do not engage in any hedging activities although we may consider such activities if increasing amounts of receivables are denominated in foreign currency.


     We believe that our available cash resources, including the net proceeds from this offering, will be sufficient to meet our working capital requirements for at least the next twelve months. However, we may need additional financing to support more rapid growth or to respond to competitive pressures or unanticipated requirements. Additional financing, if needed, may not be available on satisfactory terms or at all.

DISCONTINUED OPERATIONS


     On March 30, 1998, we completed a spin-off distribution of our subsidiary, UGO Networks, reducing our majority ownership of UGO Networks to a minority interest of approximately 18%. Since March 30, 1998, our minority interest in UGO Networks has decreased to approximately 8% due to private equity financings by UGO Networks. UGO Networks is an entertainment information and game company that commenced operations in 1997. We have presented UGO Networks as a discontinued operation in our consolidated statement of operations for the year ended December 31, 1997. We have not guaranteed and are not contingently liable for any obligations of UGO Networks. During 1997, UGO Networks had no revenues and incurred net losses of $1.3 million. A provision of $627 for estimated operating losses of UGO Networks through the disposal date was recorded at December 31, 1997. The basic loss per share and diluted loss per share for the year ended December 31, 1997 attributable to discontinuance of the operations of UGO Networks was approximately $0.14 per share. See Note 13 of Notes to Consolidated Financial Statements.


YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar business activities. We are exposed to the risk that the systems on which we are dependent to conduct our operations are not year 2000 compliant.


     State of Readiness. We assembled an internal task force in June 1998 to evaluate the impact, if any, of year 2000 issues and implement appropriate steps to ensure year 2000 compliance. The task force commenced a review of our information technology, or IT, systems and our non-IT systems to identify those systems that could be materially affected by year 2000 issues. The review focused on the following categories: (1) our products, (2) critical business applications that have been developed internally or are provided by suppliers and used in our internal business systems and (3) our non-critical business applications that have been developed internally or are provided by suppliers and used in our internal business systems. The review of the first two categories has been completed. Based on this review, we do not believe that we have material exposure to the year 2000 issue with respect to our products since our products correctly define the year 2000. We have also contacted all of our suppliers to assess their year 2000 readiness. Based on the responses to a Company prepared questionnaire received from suppliers of critical externally provided business applications, we do not believe that we have any material year 2000 exposure. We believe that our critical internal business systems are either year 2000 compliant, or that the operations preformed by these systems could be performed manually or mechanically if they fail electronically. We intend to complete our assessment and the replacement or remediation of any non-critical business applications by September 30, 1999.



     Costs. Based on the current status of our year 2000 program, the total cost of effecting year 2000 compliance is not expected to exceed $350,000, of which $250,000 had been incurred through March 31, 1999. These costs were expensed in the period incurred and were paid out of working capital. However, we may incur significant costs if unanticipated year 2000 compliance problems arise. These unanticipated costs, or our failure to correct any unanticipated year 2000 problems in a timely manner, could have a material adverse effect on our business, financial condition, results of operations and prospects for growth.



     Risks. While our products are year 2000 compliant, we have not undertaken any investigation regarding the year 2000 readiness of any of our clients. Accordingly, we do not know whether our clients' business systems which they may attempt to integrate with our products are year 2000 compliant. If a client is not able to operate its systems with our products as a result of year 2000 problems with its systems, we would be adversely affected. If a major supplier or client fails to convert its systems on a timely basis or converts in a manner that is incompatible with our systems, our business, financial condition, results of operations and prospects for growth could be materially adversely affected.



     We believe that year 2000 issues may affect purchasing patterns of our clients and prospective clients. Many companies are expending significant resources to upgrade their current software systems to year 2000 functionality. These expenditures may reduce funds available to purchase software products and related services such as those offered by us. In addition, year 2000 issues could cause a significant number of companies, including our clients, to reevaluate their current software application solutions needs, and in connection with such reevaluation, select other solutions. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects for growth.


     In addition, there can be no assurance that governmental agencies, utility companies, banks, Internet access companies, third-party service providers and others outside our control will be year 2000 compliant. The failure by those entities to be year 2000 compliant could result in a systemic failure beyond our control, such as prolonged Internet, telecommunications or electrical failure, which could decrease the use of the Internet.

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


Furthermore, retailers and other business-to-consumer users of our products may be unwilling to continue to license our products if their customers are unable to use their credit cards to make electronic purchases because of year 2000 problems affecting banks or other credit card vendors. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects for growth.



     Contingency Plan. Although we are engaged in an ongoing year 2000 assessment, we have not developed a contingency plan to address the worst-case scenario that might occur if technologies we are dependent upon are not year 2000 compliant. The completion of our assessment and the remaining responses to be received from all suppliers will be taken into account in determining the need for and nature and extent of any contingency plan. We intend to develop any required contingency plan by September 30, 1999.


RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. SOP 98-9 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative vendor specific objective evidence of the elements. We adopted SOP 98-9 for software transactions entered into in 1998. The revenue allocated to licensing of software is generally recognized when a fixed and determinable fee has been contractually established, the product has been shipped to the client and when collectibility is probable. The revenue allocated to the postcontract client support portion of a contract is consistent with fees charged when client support is sold separately on a renewal basis, and is recognized ratably over the term of the support. Revenue from professional services, such as custom development, installation and integration support, is recognized as the services are rendered. The adoption of SOP 98-9 did not have a material impact on our results of operations.

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

                                    BUSINESS

OVERVIEW

     We are a leading provider of Internet commerce software solutions that enable manufacturers, distributors and retailers to conduct business over the Internet. Our products, which we call "enterprise commerce" software, enable companies to build their online businesses and integrate them with their existing business practices and enterprise systems. Commerce Exchange is our family of enterprise commerce software, consisting of our Commerce Exchange platform, applications, tools and business adapters. Commerce Exchange enables our clients to address their principal selling and support processes, including sales, order management, fulfillment and customer service. Our solution is designed to enable businesses to:

     - increase revenues by extending their sales efforts to include an Internet-based distribution channel;

     - reduce operating expenses by streamlining and automating their selling and support processes;

     - enhance customer loyalty by offering a personalized, online buying experience; and

     - create online processes based on existing and evolving business practices and integrate information from existing systems with their online systems.


     Our solution can be expanded to meet the demand of large organizations with complex selling processes, and can handle a large number of simultaneous users, high transaction rates and large datastores. It also can be fully integrated into every phase of selling and support processes, from order entry to customer service. Commerce Exchange enables an organization to integrate its online business with its existing business systems, including manufacturing, financial, distribution and customer systems, and business practices. The functionality and the ease of implementing, maintaining and upgrading our products address what we believe is a growing desire by businesses to maximize return on investment by more efficiently using their information systems.


INDUSTRY BACKGROUND


     Commerce conducted over the Internet has grown dramatically in recent years. Forrester Research, Inc., an information technology research firm, estimates that intercompany trade of hard goods over the Internet will grow from approximately $43 billion in 1998 to approximately $1.3 trillion in 2003. Businesses have embraced Internet commerce because it enables them to both increase revenues and reduce operating expenses by:


     - establishing a new distribution channel for products and services;

     - enhancing customer relationships by offering increased convenience and personalization; and

     - automating sales, support and customer service processes.

     Because of its convenience and widespread accessibility, the Internet provides businesses greater access to both new and existing customers. On the Internet, businesses are not limited by geography or store hours as they seek to reach customers domestically

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

and internationally. Many customers now demand the option of purchasing goods and services online rather than through traditional means, such as stores and catalogs. Customer demand for online services has compelled companies to respond to both traditional competitors that have extended their sales efforts to the Internet and new competitors that only offer products and services online.

     Internet commerce also enables businesses to enhance and personalize their client relationships. Customers can access businesses' Internet sites 24 hours per day, seven days per week from any Internet-enabled computer in any location. Businesses can learn more about their customers' preferences by tracking their product research and purchasing decisions online and tailoring their offerings to those preferences. The customer information gained can be used by businesses to serve their customers better not only online, but also through traditional distribution channels.


     Businesses are also embracing Internet commerce because it enables them to reduce operating expenses by automating many commerce functions. Sales, support and customer service processes require fewer resources online than in traditional distribution channels. Businesses can also expand and automate their relationships with suppliers and fulfillment partners. Businesses can reduce their facilities, personnel and inventory costs by using the Internet.



     In order to extend their operations to the Internet, businesses must implement reliable information technology solutions to run mission-critical online business applications without which the enterprise would not be able to operate an online business. These solutions must meet rigorous performance requirements and typically operate 24 hours per day, seven days per week. They must be easy to use, while accessing a wide and complex array of databases and computing platforms. During the initial years of Internet commerce, businesses typically addressed these requirements by either building a custom solution or purchasing a low-end system with only basic Internet commerce functionality.


     We believe that few businesses have developed custom Internet commerce solutions on a timely and cost-effective basis. Internet technology and business requirements are evolving so rapidly that it is difficult for internal information technology staffs to keep pace. Custom solutions are very expensive to develop, install and maintain. Low-end systems, while less expensive, often cannot support high transaction volumes, address complex and changing business requirements or operate in conjunction with other systems. For these reasons, we believe that many of these solutions have failed to deliver the full benefits of Internet commerce. This has led to market demand for enterprise commerce solutions that provide:

     - Complete functionality for automating sales, order management, fulfillment and customer service;

     - Scalability to manage increasing numbers of users, higher transaction rates and larger databases as transaction volume increases;

     - Flexibility to meet the varying and evolving needs of businesses and to permit rapid and cost-effective implementation, maintenance and upgrades; and


     - Interoperability to work in conjunction with new Internet technologies and with an organization's existing business systems.



                             [ARCHITECTURE GRAPHIC]


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
[Description of architecture graphic]

The graphic depicts the Commerce Exchange family of products. It depicts the Process Application Server as the platform and shows the tools, including Workplace, Visual Process Builder and Business Analyzer. It shows applications, including Order Management, Account Management, Product Merchandising, Custom Applications, and Third Party Applications that sit on top of the Process Application Server. The Process Application Server shows business adapters that link it to a company's business systems (Payment, Tax and Shipping), including enterprise resource planning (ERP), supply chain management (SCM), and electronic data interchange (EDI). It also shows operating system adapters for Windows NT, Solaris and HP/VX, Web adapters for Microsoft IIS and Netscape, and database adapters for SQL Server and Oracle.

OUR PRODUCTS AND SERVICES


     Our Commerce Exchange family of products may be arranged in a variety of ways to meet clients' specific requirements and includes:


     - Process Application Server, which provides an open, flexible foundation to operate a sophisticated Internet business;

     - WebBroker, which enables an enterprise commerce system to support increasing demand; and

     - Commerce Exchange applications, including Product Merchandising, Order Management and Account Management.


The Commerce Exchange family of products also includes tools and business adapters. Our tools include development tools to add functions to the system, administration tools to manage the system and reporting tools to measure the results of the system. Our business adapters enable integration of the Commerce Exchange solution with existing business systems within the organization, including manufacturing, financial, distribution and customer systems, or across the Internet with third parties.


     We provide a range of services to enable clients to implement and use the Commerce Exchange family of products. Our professional services include project management, implementation and integration, education and training and client support services. As of May 1, 1999, we had 72 employees dedicated to providing professional services and client education.

  THE COMMERCE EXCHANGE SOLUTION


     The Commerce Exchange solution is based on Process-Centric(TM) computing. Process-Centric computing is an approach that enables our clients to create software functionality modeled on their existing business practices, while providing the flexibility to implement new Internet business processes. Process-Centric computing enables a client's online processes to take into account characteristics of the client's selling environment and its customers' preferences. This approach provides each user with a personalized buying experience. By building on process components, Process-Centric computing also enables businesses to quickly make changes to their systems to adapt to changing business conditions and to reduce the long-term maintenance costs associated with supporting highly customized applications.



     Our solution is designed to provide businesses with enterprise commerce application software that is functionally comprehensive, expandable to meet the requirements of global operations and flexible enough to apply online processes to existing and evolving business practices. Our solution operates in conjunction with a wide variety of Internet technologies and existing legacy systems. The functionality and the ease of implementing, maintaining and upgrading our products address what we believe is a growing desire by businesses to maximize return on investment by more effectively deploying their information systems.


  COMMERCE EXCHANGE PLATFORM

     Process Application Server

     Our Process Application Server is a software platform upon which clients can build and deploy sophisticated enterprise commerce solutions. The platform is designed to allow

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

these solutions to integrate with a wide variety of hardware, operating systems, databases, Web servers and other business applications. The Process Application Server comes bundled with our Product Merchandising, Order Management and Account Management applications.

     Developed in the C++ and Java programming languages, the platform provides open application programming interfaces to enable custom application components to be developed to extend a client's enterprise commerce system. The platform supports industry standard Web browsers, including Microsoft Explorer and Netscape Navigator, and operates on multiple operating systems, including Microsoft Windows NT, Sun Solaris-Unix and HP-UX. Data access is handled via native drivers that support industry-standard databases, including Microsoft SQL Server, Oracle and Sybase. Microsoft IIS, Netscape Enterprise and Apache Web servers are supported. The architecture facilitates migration to other database and server platforms as client demand or market conditions require.

     The Process Application Server incorporates both generally accepted and advanced Internet security standards, such as SSL and X.509. The security components enable secure communication across the Internet among businesses, customers, trading partners and the information systems they use to manage their businesses. These secure trading environments can be established without affecting a client's existing security scheme or firewall. Commerce Exchange supports three main layers of security: object-level, file system and database security.

     WebBroker

     Our WebBroker product can be used by clients to manage the workload of their enterprise commerce system by intelligently distributing Internet requests across multiple application servers. WebBroker also enables multimedia content to be displayed quickly and efficiently. By maximizing server availability and minimizing wait times, WebBroker provides a lower total cost of ownership and a higher level of client service. WebBroker also increases fault tolerance and reliability for Internet commerce sites by eliminating reliance on a single server.

     COMMERCE EXCHANGE APPLICATIONS

     Our applications work in conjunction with our Process Application Server to provide functionality for sales, order management, fulfillment and customer service. The adaptable nature of our applications enable clients to deploy them in their standard form or to easily customize or extend them to meet their individual requirements.

     Our Commerce Exchange applications include:

     - Product Merchandising: Our Product Merchandising application enables a client to create an interactive catalog that provides an online buying and selling experience. The application enables personalized product views, as well as dynamic product pricing, discounting and promotions. It also supports advanced up-selling, cross-selling, product comparison and product alternative features. Self-service functions include advanced search capabilities, resulting in an experience directed at buyers' specific needs. Selling organizations can personalize their offerings for different buyers, products and locations. Easy-to-use administrative interfaces facilitate managing the addition, modification and usage of catalog product information.

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

     - Order Management: Our Order Management application is designed to support the personalized processing of orders within Commerce Exchange, including order entry and order processing functions. Order entry involves the capture of information required to place an order. Order processing involves payment, shipping, inventory and taxation processes once an order has been entered. The Order Management application supports multiple payment and shipping methods.

     - Account Management: Our Account Management application provides user management, account tracking and management and online customer self-service capabilities. The application enables the client to identify and administer the users of the system and to logically assign those users to specific groups. This enables the system functionality to be personalized to different users and groups. The account tracking and management functionality enables managers to set credit limits and control and monitor the status of accounts. The application also provides online buyers with the ability to manage their customer profile online, as well as review shipment status and order and payment history. The easy-to-use graphical interfaces also enable customers to cancel orders as well as generate returns.

     TOOLS

     We provide a number of software development, system administration and reporting tools that enable clients with limited programming experience to customize and manage our software and monitor and analyze activity on their enterprise commerce system. In addition, experienced engineers can utilize our tools to develop advanced, customized applications for enterprise commerce as well as other markets based on our software.

     - Workplace: Our Workplace is a secure point of access for all system management functions, such as application management, process modeling and reporting. It provides a browser-based, remotely accessible interface whose capabilities are determined by the security clearance of the particular user. Workplace allows for either a single point of control or distributed administration for all installed Commerce Exchange applications.

     - Visual Process Builder: Our Visual Process Builder enables the graphical modeling, development and deployment of online business processes without the need for traditional programming languages. Visual Process Builder includes a comprehensive library of standard application process components that enable the customization of the base application. Visual Process Builder enables the Commerce Exchange solution to be adapted to changing business and technology conditions.

     - Business Analyzer: Our Business Analyzer enables graphical analysis and manipulation of large amounts of data, such as products sold, total sales, shipping analysis, site traffic, purchasing results and order fulfillment. Clients can customize and easily build a wide variety of reports to analyze captured data. Additionally, Business Analyzer can be easily deployed over a corporate intranet, extranet or the Internet with links to relational databases and existing data warehouses.

BUSINESS ADAPTERS

     Our Business Adapters are designed to facilitate the seamless integration of external business functions, allowing them to be managed within the Commerce Exchange process framework. This technology allows existing enterprise resource planning, supply chain management, client asset management and fulfillment business functions to be extended to the Internet. Our Business Adapters are available for products in the following areas:

     - enterprise resource planning;

     - supply chain management;

     - customer asset management;

     - sales tax calculation;

     - shipping and fulfillment;

     - payment processing;

     - digital product clearinghouse;

     - messaging interfaces;

     - electronic data interchange, or EDI, translators; and

     - zip codes.

     SERVICES

     Professional services include consulting and system integration services that are associated with the planning, installation and customization of our products. We have developed an implementation methodology that is designed to facilitate the rapid and cost-effective implementation of our products. Our implementation methodology is based on the following phases:

     - sales cycle analysis;

     - project planning and management;

     - technology analysis and preparation;

     - business design;

     - site design;

     - site development;

     - site testing;

     - conversion; and

     - post-implementation review.

     Technical education and training services for our clients and certified systems integration partners are available both on-site and off-site and cover the implementation, management, utilization and customization of our products. Product training workshops are designed to give clients and partners the knowledge that they need to configure, support and administer their Internet commerce systems. Product training can also be customized to meet a client's specific business needs.

     Our client support is available up to 24 hours a day, seven days a week. Technical support services include online support via the Internet, toll-free telephone technical support and direct support from a client satisfaction team. We have developed client service programs, including one-on-one workshops and client satisfaction teams consisting of a sales representative, a technical account manager and, in many cases, an executive sponsor. Client satisfaction is tracked on an account-by-account basis and reported to our executive management team. To maximize client satisfaction, we have created a client support and satisfaction division. The division's mission is to provide a high level of client support and service, account management and advisory services.

     THE INTERWORLD ADVANTAGE

     The advantages of our solution are:

     - Comprehensive Functionality -- Our solution provides a comprehensive set of applications for efficiently managing selling processes online, including sales, order management, fulfillment and customer service. Consumers and business buyers are provided with personalized buying experiences. Selling organizations are provided with a workplace capable of remotely administering on-line storefronts, user accounts, products, prices and content.


     - State-of-the-Art Technology Foundation -- Our technology is specifically designed to support the deployment of mission-critical online business applications without which the enterprise would not be able to operate an online business. Our solution scales to meet the demands of large organizations that have complex transactions, high numbers of simultaneous users, high transaction rates and large databases. Our solution can accommodate a client's increasing business volumes. The Commerce Exchange software architecture is designed to operate on many different computing platforms and to provide a reliable, secure and flexible environment.



     - Process-Centric(TM) Computing Approach -- The flexibility of our Process-Centric(TM) computing approach allows the Commerce Exchange solution to adapt to dynamically changing business and technology conditions. This approach enables a client to create online processes based on existing and evolving business practices and to integrate information from existing systems with their online system. Process-Centric computing facilitates the deployment of enterprise commerce systems.



     - Interoperability -- Our products are designed to work in conjunction with new Internet technologies and with an organization's existing business systems and third-party technologies.


SALES AND MARKETING


     We market our products and services primarily through our direct sales organization. As of May 1, 1999, our sales force consisted of 57 employees located in nine domestic offices (Atlanta, Georgia; Bellevue, Washington; Boston, Massachusetts; Chicago, Illinois; Dallas, Texas; Los Angeles, California; New York, New York; Vienna, Virginia; and San Francisco, California) and three international offices (London, Sydney and Tokyo). We intend to continue to add sales personnel worldwide. We supplement our direct sales efforts with strategic marketing alliances, including relationships with Active Software, Inc., Agency.com, Inc., Cambridge Technology Partners, Inc., Cisco Systems, Inc., Electronic Data Systems Corporation, Fort Point Partners, Inc., KPMG LLP, Sun MicroSystems, Inc., Net Perceptions, Inc., Trans Cosmos USA, Inc., USWeb Corporation and Whittman-Hart, Ltd. The contractual arrangements provide for the partner to receive training from us and then market or provide sales leads for our products through their direct sales force. We also have technology and distribution partnerships with CyberSource Corporation, Federal Express Corporation, Hewlett-Packard Company and Cisco Systems, Inc. The


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


contractual arrangements provide for the joint development of compatible products or extensions of our products, and provide for joint marketing and sales effects.


     We deploy sales teams consisting of both sales and technical professionals to create proposals, presentations and demonstrations that address the requirements of the client. The decision makers within our prospective clients are typically their executive management teams. Currently, the sales cycle for our products typically ranges from two to 12 months.

     Our marketing programs are targeted at sales, marketing and information technology executives within large, multi-national organizations. Marketing activities include branding, such as advertising and public relations campaigns; lead generation and management; direct mail campaigns; field and channel marketing, including joint marketing with strategic partners; product marketing; and development of technology alliances.

CLIENTS

     We believe that those organizations that are most likely to use our products sell a large number of products, through diverse distribution channels with a large number of trading partners. Accordingly, we market our products and services to large domestic and international manufacturers, distributors, retailers and direct marketers. As of May 1, 1999, we had over 70 clients.

     Set forth below is a representative list of our clients:

American Eagle Outfitters, Inc.
AT&T
Authentic Fitness Corporation
BP Australia Ltd.

Boo.com


Brooks Brothers, Inc.

Electronic Data Systems   Corporation
Every CD, Inc.
Guess?, Inc.
GTE Communication Systems   Corporation
Havas Interactive, Inc.
  (formerly Cendant Corporation)
Insight Enterprises, Inc.
J&R Electronics, Inc.
Mattel, Inc.
Micro Warehouse, Inc.
Multiple Zones International, Inc.
NIKE, Inc.
Nippon Telegram and
  Telephone Corp.

Oki Data America, Inc.

PETsMART.com, Inc.
ProTeam.com, Inc.
Seagate Technology, Inc.
Techwave, Inc.

The North Face, Inc.


Warnaco Inc.


COMPETITION


     There is intense competition in the Internet commerce software industry. We expect competition to intensify in the future. We compete against the in-house development efforts of companies engaging in Internet commerce, as well as other software application vendors and developers. Our current competitors include Art Technology Group, BroadVision, Inc., CommerceOne, Inc., IBM, Intershop Communications, Inc., Microsoft Corporation, Netscape Communications Corporation, Open Market Inc., Oracle Corporation and Pandesic LLC. We expect other companies to enter our market. We compete principally on the basis of product performance, client service and price. Our market is still evolving, and we may not be able to compete successfully with current or future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors -- We face intense competition, which could adversely affect our sales and profitability."


PRODUCT DEVELOPMENT


     We have both strategic and tactical development groups. The strategic development group focuses on developing application functionality for sales, support and client service processes, as well as enhancing the platform and tools. The tactical development group develops products and features in connection with specific client implementations. To the extent that we believe that these products have broader application, they are incorporated into the Commerce Exchange family of products. As of May 1, 1999, our development organization was comprised of approximately 90 developers, development managers, quality assurance personnel and testing engineers. Our expenses for research and development were $2.4 million, $6.9 million and $9.6 million in 1996, 1997 and 1998, respectively.



     We employ a collaborative product planning and development process. The planning process involves gathering product requirements from our sales and marketing organizations, as well as from clients and strategic partners. Clients and partners have input into future product direction and functionality.


     We follow a rigorous quality assurance and testing process. This process is designed to identify software defects through the entire development cycle. Several test types are employed and defect reports and metrics are tracked to facilitate resolution, including system testing and performance benchmarking.

PROPRIETARY RIGHTS

     We rely on intellectual property laws, employee and third-party non-disclosure agreements and other methods to protect our proprietary rights. We currently have one patent application pending in the United States relating to our product architecture and technology. While we believe that the pending patent application relates to a patentable invention, the pending or any future patent applications may not be granted, and any patent relied upon by us in the future may be challenged, invalidated or circumvented. Moreover, the rights granted under any patent issued to us or under licensing agreements may not provide competitive advantages to us. We believe that, due to the rapid pace of technological innovation for Internet commerce solutions, our ability to establish and maintain a position of technology leadership in the industry is dependent more on the skills of our development personnel than upon the legal protections afforded our existing technology.

     Our agreements with employees, consultants and others who participate in the development of our software may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known to or independently developed by competitors. Furthermore, our efforts to protect our proprietary technology may fail to prevent the development and design by others of products or technology similar to or competitive with those developed by us.

     The computer software market is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. BroadVision, Inc. and Open Market Inc., two of our competitors, have been issued U.S. patents on certain aspects of their electronic commerce products. In August 1998, we received a letter from counsel to Open Market concerning the potential applicability of the Open Market patents to our products. The letter further stated that Open Market was prepared to meet with us to resolve issues concerning the applicability of their patents and to discuss terms of an appropriate license agreement. In early September 1998, we responded to the Open Market inquiry, informing Open Market that based on our review of the Open Market patents and the analysis and advice of our patent counsel, we believe that the technology used in our products is sufficiently independent and does not infringe on the patents awarded to Open Market. We have not received any further inquiries or correspondence from Open Market since that time and have had no inquiries or discussions with BroadVision with regard to patent matters. Although we do not believe that we are infringing their patent rights, either of those companies may claim that we are doing so. If a claim of patent infringement by these or other companies was made against us, we would likely incur significant expenses in defending against the claim, which could adversely affect our financial condition and results of operations. In addition, if a claim of infringement is made against us and we are not successful in defending against the claim, we could be liable for substantial damages. We may also be required to make royalty payments, which could be substantial, to the holder of the patent rights. These events could have a material adverse effect on our business, financial condition, results of operations and prospects for growth.



     Our success will depend in part on our continued ability to obtain and use licensed technology that is important to the performance of our products. An inability to continue to procure or use such technology would likely have a material adverse effect on us. In general, license terms range from 1 to 3 years and, unless terminated upon notice by one of the parties, generally renew for additional one year periods.


EMPLOYEES

     As of May 1, 1999, we had a total of 274 employees. Of the total employees, 91 were in development and product management, 75 in sales and marketing, 74 in worldwide services and 34 in administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTIES


     Our principal offices are located in New York, New York and consist of approximately 48,000 square feet of leased office space. In June 1999, we leased an additional 50,000 square feet in our existing facility. As a result, our annual rental costs for our principal offices has increased by $1.1 million to an aggregate of approximately $2.1 million. The lease for the New York offices expires in April 2015. With the additional space, we believe that our existing facilities are adequate to meet our needs for the foreseeable future. We expect to sublease a substantial portion of the additional space until we require the space for our operations. We also rent office space in various cities in the United States and in other countries for sales and field service and support activities.


LITIGATION


     We are not a party to any material legal proceedings.


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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors:

NAME                                        AGE                POSITION
----                                        ---                --------
Michael J. Donahue........................  36     Chairman
Alan J. Andreini..........................  52     President and Chief Executive
                                                     Officer, Director
Peter Schwartz............................  55     Chief Financial Officer
Daniel Turano.............................  50     Vice President, Worldwide Field
                                                     Operations
Stephen Law...............................  45     Vice President, Engineering
Amy Aguilar-Brown.........................  33     Vice President, Legal Affairs and
                                                     Secretary
Kenneth G. Langone........................  63     Director
Joseph C. Robinson........................  35     Director
Yves Sisteron.............................  44     Director
Jack Slevin...............................  62     Director
Russell West..............................  55     Director

     Michael J. Donahue. Mr. Donahue co-founded InterWorld in March 1995 and serves as our Chairman. He served as Co-Chairman and Chief Technology Officer of InterWorld from April 1997 until June 1998. He also served as President of InterWorld from March 1995 until April 1997. Prior to founding InterWorld, from 1992 to 1995, Mr. Donahue was the sole proprietor of Donahue & Associates, Inc., an information technology consulting firm specializing in strategic planning and systems reengineering.

     Alan J. Andreini. Mr. Andreini joined InterWorld in April 1997 and serves as our President and Chief Executive Officer and as a director. He served as President and Chief Operating Officer of InterWorld from April 1997 to June 1998, at which time he became Chief Executive Officer. Prior to joining InterWorld, Mr. Andreini was Executive Vice President and a member of the Office of the President of Comdisco, Inc. Mr. Andreini joined Comdisco in 1978, and was named Senior Vice President in 1986 and Executive Vice President in 1994.

     Peter Schwartz. Mr. Schwartz joined InterWorld in October 1998 and serves as our Chief Financial Officer. Since July 1983 and prior to joining InterWorld, Mr. Schwartz served in various financial positions with Computer Associates International, Inc., most recently as Chief Financial Officer from April 1987 to June 1998. From June 1977 to June 1983, Mr. Schwartz served in various financial positions with Xerox Corporation. Mr. Schwartz also currently serves as a director of General Semiconductor, Inc.

     Daniel Turano. Mr. Turano joined InterWorld in October 1997 and serves as our Vice President, Worldwide Field Operations. Prior to joining InterWorld, Mr. Turano was Vice President, North American Field Operations for Scopus Technology, Inc. from

January 1997 to October 1997. From September 1995 to December 1996, he served as Senior Vice President of Worldwide Field Operations for Siebel Systems, Inc. From September 1991 to September 1995, Mr. Turano served in various senior sales capacities at Oracle Corporation, including Group Vice President of Eastern U.S. Sales.

     Stephen Law. Mr. Law joined InterWorld in May 1998 as our Vice President, Engineering. Prior to joining InterWorld, Mr. Law was the Chief Technology Officer of Global Financial Services at Perot Systems Corporation from February 1997 to May 1998. Prior to joining Perot Systems, Mr. Law was the Vice President of Global Derivatives Systems Development at Citibank Corporation from December 1992 to February 1997.

     Amy Aguilar-Brown. Ms. Aguilar-Brown joined InterWorld in September 1997 as Vice President, Legal Affairs. Ms. Aguilar-Brown was also appointed Secretary of InterWorld in May 1998. Prior to joining InterWorld, Ms. Aguilar-Brown served as Director of Field Operations and Legal Affairs for Sybase, Inc. from April 1994 to September 1997. From January 1992 to April 1994, she served as Director of Operations for MicroDecisionware, Inc., which was acquired by Sybase, Inc.

     Kenneth G. Langone. Mr. Langone has been a director of InterWorld since 1996. Mr. Langone has been Chairman and President of Invemed Associates LLC, which he founded, since 1974. He is a director of The Home Depot, Inc., General Electric Company, Unifi, Inc., DBT Online, Inc. and Tricon Global Restaurants, Inc.

     Joseph C. Robinson. Mr. Robinson has been a director of InterWorld since 1995. Mr. Robinson co-founded InterWorld in March 1995 and served as its Executive Vice President until May 1998. Since October 1998, Mr. Robinson has served as the Chairman of UGO Networks, Inc. Prior to joining InterWorld, from 1989 to 1995, Mr. Robinson was employed by Douglas, Elliman, Gibbons and Ives, a real estate brokerage firm.


     Yves Sisteron. Mr. Sisteron has been a director of InterWorld since 1996. Mr. Sisteron has been a Principal of Global Retail Partners, L.P., an investment fund, since January 1996 and Manager of U.S. Investments at Carrefour S.A. since 1993. Mr. Sisteron serves as a director of P.F. Chang's China Bistro, Inc. and Zany Brainy, Inc.


     Jack Slevin. Mr. Slevin has been a director of InterWorld since 1997. From June 1995 until his retirement in January 1999, Mr. Slevin was the Chairman and Chief Executive Officer of Comdisco, Inc. From October 1994 to June 1995, Mr. Slevin was Chief Operating Officer at Comdisco, Inc. and from January 1993 to October 1994, he was Executive Vice President of North American Sales at Comdisco, Inc. He became a member of the Office of the President when it was created in 1992 and was a member of Comdisco's board of directors from 1979 until January 1999. Mr. Slevin is also currently a director of U.S. West, Inc. and Telehub Network Services Corporation.


     Russell West. Mr. West has been a director of InterWorld since 1996. Mr. West has been President of OneNetPlus.com, a provider of Internet technology solutions, since May 1999. He was an Executive Vice President and Chief Technology Officer for Comdisco, Inc., where he was employed from 1977 to May 1999.


     All directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. All of our directors serve on the board of directors pursuant to an agreement that will terminate upon the closing of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established an audit committee and a compensation committee. The board of directors does not have a nominating committee. The selection of nominees to the board of directors will be made by the entire board of directors.

     The audit committee is comprised of Messrs. Langone and Slevin. The audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. The audit committee reviews the qualifications of our independent auditors, makes recommendations to the board of directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services and related fees.

     The compensation committee is comprised of Messrs. Sisteron and Slevin. The compensation committee is responsible for the administration of all salary and incentive compensation plans for our officers and key employees, including bonuses. The compensation committee also administers our stock option and employee stock purchase plans.

DIRECTOR COMPENSATION

     Directors do not receive any cash remuneration for serving as directors. All directors are eligible to participate in our stock option plan. Each of Messrs. Langone, Sisteron, Slevin and West were granted options to purchase 40,000 shares of common stock at an exercise price of $2.00 per share upon their appointment to the board of directors. These options vest as to 20% on the first anniversary of the date of grant and 5% on the first day following each completed quarter thereafter. See "-- Stock Plans."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Mr. Slevin, a member of the compensation committee, was Chairman and Chief Executive Officer of Comdisco, Inc., until his retirement in January 1999. Comdisco, Inc. has in the past provided equity and debt financing to InterWorld. See "Certain Transactions -- Issuances of Capital Stock," " -- Issuances of Warrants," and " -- Leases and Licenses with Comdisco, Inc.; Secured Loan from Comdisco, Inc."

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid to our current Chief Executive Officer, the four other most highly compensated executive officers, our former Chief Executive Officer and our former Vice President, Marketing (collectively, the "Named Executive Officers") for services rendered in all capacities to us in 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                              ANNUAL COMPENSATION           ------------
                                       ----------------------------------    SECURITIES
                                                                OTHER        UNDERLYING        ALL
                                                                ANNUAL        OPTIONS/        OTHER
NAME AND POSITION               YEAR    SALARY     BONUS     COMPENSATION      SAR(#)      COMPENSATION
-----------------               ----   --------   --------   ------------   ------------   ------------
Michael J. Donahue............  1998   $240,000         --           --            --             --
  Chairman                      1997    240,000         --           --            --             --
Alan J. Andreini(1)...........  1998   $226,667         --           --            --             --
  President and Chief           1997    146,666         --           --       892,849(2)     $28,715(3)
  Executive Officer
Daniel Turano(4)..............  1998   $150,000   $ 63,723           --            --             --
  Vice President,               1997     30,000    100,000           --       195,000(5)          --
  Worldwide Field Operations
Stephen Law(6)................  1998   $ 98,542   $ 38,819           --       175,000(7)          --
  Vice President,               1997         --         --           --            --             --
  Engineering
Amy Aguilar-Brown(8)..........  1998   $145,000   $ 10,000           --        15,000(9)          --
  Vice President, Legal         1997     39,750      7,500           --        20,000(10)         --
  Affairs and Secretary
Robert L. Zangrillo(11).......  1998   $184,800         --     $103,857(12)        --             --
  Former Chief                  1997    240,000         --       36,000(13)        --             --
  Executive Officer
Susan Fairty(14)..............  1998   $150,000   $ 75,000           --            --             --
  Former Vice                   1997     23,333     11,667           --       175,000(15)         --
  President, Marketing

-------------------------

 (1) Mr. Andreini joined InterWorld in April 1997.

 (2) Options were granted pursuant to our stock option plan at an exercise price of $2.00 per share. Options to purchase 267,885 shares of common stock granted to Mr. Andreini vested on May 1, 1997, and he exercised options to purchase 250,000 shares in March 1998. The remaining options held by Mr. Andreini vest (a) as to 178,570 shares of common stock, upon the consummation of this offering, and (b) as to 446,424 shares of common stock, in 16 equal quarterly installments commencing June 30, 1998. The options granted to Mr. Andreini expire on July 28, 2004.

 (3) Represents relocation expense reimbursement.

 (4) Mr. Turano joined InterWorld in October 1997.

 (5) Options were granted pursuant to our stock option plan at an exercise price of $2.00 per share. Mr. Turano's options vest (a) as to 45,000 shares, on August 15, 1998 and (b) as to the remaining 150,000 shares, 20% on November 1, 1998 and 5% on the first day following each completed quarter thereafter. The options granted to Mr. Turano expire on November 1, 2004.

 (6) Mr. Law joined InterWorld in May 1998.

 (7) Options were granted pursuant to our stock option plan at an exercise price of $4.25 per share. Mr. Law's options vest (a) as to 25,000 shares, on May 11, 1998 and (b) as to the remaining 150,000 shares, 40,000 shares vest during his first year of employment, and 30,000 shares vest during each of his second, third, fourth and fifth years of employment. The options granted to Mr. Law expire on May 11, 2005.

 (8) Ms. Aguilar-Brown joined InterWorld in September 1997.

 (9) Options were granted pursuant to our stock option plan at an exercise price of $4.25 per share and vest as to 20% on January 1, 1999 and as to 5% on the first day following each completed quarter thereafter. Such options expire on January 1, 2005.

(10) Options were granted pursuant to our stock option plan at an exercise price of $2.00 per share and vest as to 20% on September 15, 1998 and as to 5% on the first day following each completed quarter thereafter. Such options expire on September 15, 2004.

(11) Mr. Zangrillo resigned in June 1998.

(12) Includes $75,000 in loan principal forgiveness and $10,857 in interest forgiveness (see "Certain Transactions -- Loans") and $18,000 paid to a corporation controlled by Mr. Zangrillo for rent in connection with a home office.

(13) Represents amounts paid to a corporation controlled by Mr. Zangrillo for rent in connection with a home office.

(14) Ms. Fairty joined InterWorld in November 1997 and resigned in February
     1999.

(15) Options were granted pursuant to our stock option plan at an exercise price of $2.00 per share. Ms. Fairty's options vested (a) as to 25,000 shares, on November 3, 1997 and (b) as to 30,000 shares, on November 3, 1998. Ms. Fairty exercised options to purchase 55,000 shares in March 1999 and the remaining options terminated in connection with her resignation.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all individual grants of stock options during the year ended December 31, 1998 to each of the Named Executive Officers:

                                               INDIVIDUAL GRANTS
                               -------------------------------------------------
                                             PERCENT OF
                               NUMBER OF       TOTAL
                               SECURITIES     OPTIONS      EXERCISE
                               UNDERLYING    GRANTED TO       OR
                                OPTIONS     EMPLOYEES IN     BASE                   GRANT
                                GRANTED        FISCAL       PRICE     EXPIRATION     DATE
NAME                             (#)(1)         YEAR        ($/SH)       DATE      VALUE(2)
----                           ----------   ------------   --------   ----------   --------
Michael J. Donahue...........        --            --          --           --           --
Alan J. Andreini.............        --            --          --           --           --
Daniel Turano................        --            --          --           --           --
Stephen Law (3)..............   175,000         15.0%        4.25      5/11/05     $943,300
Amy Aguilar-Brown(4).........    15,000          1.3%        4.25      1/01/05     $ 80,900
Robert L. Zangrillo..........        --            --          --           --           --
Susan Fairty.................        --            --          --           --           --

-------------------------

(1) All options were granted pursuant to our stock option plan.

(2) Grant date value was determined on the date of grant using the Black-Scholes option-pricing model based on the following assumptions: volatility -- 75%; expected life -- five years; risk-free interest rate -- 5.55%; and no dividend yield.

(3) The options held by Mr. Law vest (a) as to 25,000 shares, on May 11, 1998 and (b) as to the remaining 150,000 shares, 40,000 shares vest during his first year of employment, and 30,000 shares vest during each of his second, third, fourth and fifth years of employment.

(4) The options held by Ms. Aguilar-Brown vest as to 20% on January 1, 1999 and as to 5% on the first day following each completed quarter thereafter.

     In February 1999, we granted options to purchase 200,000 shares of our common stock to Peter Schwartz and options to purchase 22,500 shares of our common stock to Amy Aguilar-Brown, in both cases for an exercise price of $10.00 per share. With respect to these options, Mr. Schwartz has options to purchase 100,000 shares that are currently vested and Ms. Aguilar-Brown has options to purchase 5,000 shares that are currently vested. The remaining options vest as to 20% on the first anniversary of the date of grant and 5% on the first day following each completed quarter thereafter.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the number and value of the outstanding options held by the Named Executive Officers at December 31, 1998:


                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED                IN-THE-MONEY
                             OPTIONS AT FISCAL YEAR-END(#):   OPTIONS AT FISCAL YEAR-END($):
NAME                           EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(1)
----                         ------------------------------   ------------------------------
Michael J. Donahue.........               0/0                           0/0
Alan J. Andreini...........         101,560/541,289                1,320,280/7,036,757
Daniel Turano..............          75,000/120,000                  975,000/1,560,000
Stephen Law................          48,333/126,667                  519,580/1,361,670
Amy Aguilar-Brown..........           5,000/30,000                      65,000/356,250
Robert L. Zangrillo........               0/0                           0/0
Susan Fairty...............          55,000/0                                715,000/0


-------------------------


(1) Based on an assumed initial public offering price per share of the common stock of $15.00.


STOCK PLANS

     Stock Option Plan. We have adopted the amended and restated 1996 stock option plan. The stock option plan permits the grant of (1) options to purchase shares of common stock intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code and (2) options that do not so qualify, or non-qualified options. No award may be granted under the stock option plan after 2006. The stock option plan is administered by the compensation committee.

     Under the stock option plan, 6,600,000 shares of common stock have been reserved for issuance, subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events. If an option granted under the stock option plan expires unexercised or is terminated or cancelled for any reason, the shares of common stock previously reserved for issuance upon exercise of the option will be available for future option grants under the stock option plan.

     Options may be granted to persons who are, at the time of grant, employees, officers or directors of or consultants to us, except that incentive stock options may only be granted to individuals who are our employees.

     Options granted under the stock option plan must be exercised within no more than seven years of the grant date, except that an incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of our stock must be exercised within no more that five years of the grant date. No options may be assigned or transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised only by the optionee during his or her lifetime.

     The exercise price for each option granted will be determined by the compensation committee at the time of grant. Options may not be granted at an exercise price less than the fair market value per share of common stock. For incentive stock options granted to a ten percent stockholder, the exercise price shall not be less than 110% of the fair market value per share of common stock.

     Options may be made exercisable in installments, and the exercisability of options may be accelerated by the compensation committee. Options granted under the stock option plan typically vest 20% on the first anniversary of the date of grant and 5% each quarter thereafter.


     As of March 31, 1999, an aggregate of 4,716,331 options were outstanding under the stock option plan at a weighted average exercise price of $5.18 per share, options to purchase 511,886 shares had been exercised and an aggregate of 1,381,783 shares were available for future options grants. Each director who is not our employee receives non-qualified options to purchase 40,000 shares of common stock when such director is elected to the board.


     Employee Stock Purchase Plan. We have adopted, effective upon the date of this prospectus, an employee stock purchase plan. Under the employee stock purchase plan, eligible employees will be provided an opportunity to purchase shares of common stock generally through regular payroll deductions. The employee stock purchase plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The total number of shares of common stock that are authorized for issuance under the employee stock purchase plan is 1,000,000. All of our full-time employees will be eligible to participate in the employee stock purchase plan, subject to certain limited exceptions. Employees will be given an opportunity to purchase shares of common stock during consecutive six-month periods, and the right to purchase shares will expire on the last day of the sixth-month period. Employees electing to participate for any semi-annual period will authorize payroll deductions at a stated whole percentage ranging from 2% to 10% of the employee's compensation. The purchase price for shares offered under the employee stock purchase plan each year will be equal to a percentage designated by the compensation committee (not less than 85%) of the lower of the fair market value of the common stock at the commencement or termination of the six-month period as evidenced by the initial public offering price per share in the case of the commencement of the six-month period beginning on the date of this prospectus or, in all other cases, by the closing price of the common stock on such date as reported on the Nasdaq National Market. The employee stock purchase plan will expire on the tenth anniversary of the date of this prospectus, unless sooner terminated by the board of directors. Our board of directors may amend, suspend or terminate the employee stock purchase plan at any time and from time to time, subject to certain limitations. The employee stock purchase plan will be administered by the compensation committee.

401(k) PLAN

     We have a defined contribution savings plan, or a 401(k) Plan, which qualifies under Section 401(k) of the Code. Participants may contribute up to 15% of their gross wages, not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. Our 401(k) Plan provides for discretionary contributions to be made by us as determined by our board of directors. We have not made any discretionary contributions to our 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation and bylaws provide that the liability of our directors for monetary damages will be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require us to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer to us or any of our affiliated enterprises. In addition, prior to the consummation of this offering, we will enter into indemnification agreements with each of our directors providing indemnification to the fullest extent permitted by applicable law and also setting forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

                              CERTAIN TRANSACTIONS

ISSUANCES OF CAPITAL STOCK

     In March 1996, in connection with a round of private equity financing, we issued 7,500 shares of common stock to Yves Sisteron, one of our directors, 250,000 shares of common stock to Wight Investment Partners, a partnership in which Robert Zangrillo, one of our principal stockholders, has a pecuniary interest and 500,000 shares of common stock to Comdisco, Inc., a company of which Jack Slevin, one of our directors, served as Chairman and Chief Executive Officer and Alan J. Andreini, our President and Chief Executive Officer, also served as a director, for a purchase price of $2.00 per share.

     In July 1996, in connection with a round of private equity financing, we issued 156,382 shares of common stock to Kenneth Langone, one of our directors and Chairman and President of Invemed Associates LLC, an aggregate of 49,661 shares of common stock to certain stockholders of the corporate parent of, and officers and employees of, Invemed Associates LLC, an aggregate of 422,651 shares of common stock to Global Retail Partners, L.P. and its affiliates, an investment partnership of which Mr. Sisteron is a Principal and an aggregate of 158,494 shares of common stock to George Soros, one of our principal stockholders, for himself and for certain trusts for the benefit of his children, for a purchase price of $4.732 per share.

     In December 1996, in connection with a round of private equity financing, we issued 40,000 shares of common stock to Mr. Andreini, an aggregate of 32,000 shares of common stock to Global Retail Partners, L.P. and its affiliates, 40,000 shares of common stock to Mr. Langone and an aggregate of 681,600 shares of common stock to Mr. Soros, for himself and for certain trusts for the benefit of his children, for a purchase price of $6.25 per share.

     In May 1997, in connection with a round of private equity financing, we issued 33,333 shares of common stock to Mr. Andreini, 81,500 shares of common stock to Mr. Langone, 33,333 shares of common stock to Mr. Slevin, 501,333 shares of common stock to Mr. Soros, 133,333 shares of common stock to Comdisco, Inc. and an aggregate of 18,500 shares of common stock to certain stockholders of the corporate parent of, and officers and employees of, Invemed Associates LLC, for a purchase price of $7.50 per share.

     In November 1997, in connection with a round of private equity financing, we issued 29,412 shares of common stock to Comdisco, Inc. and 428,000 shares of common stock to Mr. Soros for a purchase price of $8.50 per share.

     In March 1998, in connection with a round of private equity financing, we issued 1,000 shares of common stock to Invemed Fund, L.P., a fund affiliated with Invemed Associates LLC.

INVESTMENT BANKING FEES


     In January 1999, in connection with a round of private equity financing of $16,500,000, Invemed Associates LLC received approximately $405,000 as compensation for investment banking services provided to us.

ISSUANCES OF WARRANTS

     In connection with a round of private equity financing, in March 1996 we issued warrants to Comdisco, Inc. to purchase 103,420 shares of common stock at an exercise price of $2.00 per share.

     In connection with an equipment lease financing, in March 1996, we issued warrants to Comdisco, Inc. to purchase 37,500 shares of common stock at an exercise price of $2.00 per share.

     In connection with a letter of credit in support of a facility deposit, in January 1997, we issued warrants to purchase 25,260 shares of common stock at an exercise price of $6.25 per share to Comdisco, Inc.

     In February 1997, in connection with an equipment lease financing, we issued warrants to purchase 39,200 shares of common stock at an exercise price of $6.25 per share to Comdisco, Inc.


     In April 1997, we issued warrants to purchase an aggregate of 75,000 shares of common stock at an exercise price of $7.50 per share, of which warrants to purchase 73,657 shares were issued to Global Retail Partners, L.P. and its affiliates as consideration for certain financial advisory services. Mr. Sisteron, one of our directors, is a principal of Global Retail Partners, L.P.


     In connection with two rounds of private equity financing, in November 1997 and March 1998, we issued warrants to purchase an aggregate of 110,294 and 39,864 shares of common stock, respectively, at an exercise price of $9.775 per share to certain stockholders of the corporate parent of, and officers of, Invemed Associates LLC, including warrants to purchase 103,129 shares of common stock to Mr. Langone, in consideration for assistance provided by Invemed Associates LLC in connection with the financings.

     In connection with a loan and security agreement effective as of May 1998, we issued a warrant to purchase up to 103,532 shares of common stock at an exercise price of $9.775 per share to Comdisco, Inc. as described below under "-- Leases and Licenses with Comdisco, Inc.; Secured Loan from Comdisco, Inc."

LOANS


     In May 1996, we made loans, representing advances against salaries and wages, to Messrs. Donahue, Robinson and Zangrillo in the principal amounts of $72,118.66, $22,296.23 and $98,169.64, respectively, bearing interest at a rate of 6% per annum. The principal and interest on the loans to Messrs. Donahue and Robinson will be forgiven in equal annual installments starting in 1999, except that if either of them voluntarily terminates his employment or service as a director prior to May 2001, his loan, including interest, will become due and payable in May 2001. In May 1998, Mr. Zangrillo repaid $23,169.64 of the principal amount of his loan, reducing the principal amount thereof to $75,000. The balance of Mr. Zangrillo's loan was forgiven and expensed in June 1998.


LEASES AND LICENSES WITH COMDISCO, INC.; SECURED LOAN FROM COMDISCO, INC.

     During 1997, we completed a sale-leaseback transaction with Comdisco, Inc., selling computer equipment, office equipment and furniture and fixtures having a fair market value of approximately $878,000, net of accumulated depreciation, for approximately

$819,000, realizing a loss of approximately $59,000. The lease has been accounted for as a capital lease. During 1997, we acquired computer equipment, office equipment and furniture and fixtures pursuant to capital lease agreements with Comdisco. The leases had an aggregate initial principal amount of approximately $3,181,000. In connection with the leases, in March 1996 and February 1997, we issued warrants to purchase 37,500 and 39,200 shares of common stock at exercise prices of $2.00 and $6.25 per share, respectively, to Comdisco, Inc.

     During 1996 and 1997, we recognized product license and service revenues from Comdisco, Inc. of approximately $156,000 and $12,000, respectively.

     Effective as of May 1998, we entered into a secured loan agreement with Comdisco, Inc. under which we may borrow up to $11.0 million. The loan accrues interest, which is payable monthly, at a rate of 10% per annum and is secured by our accounts receivable. We may borrow amounts under the line for a period of twelve months subsequent to our initial borrowing under the loan agreement (which occurred in October 1998) or until completion of this offering. The loan principal is due and payable at the later of 15 months from the draw down date of any advance or 21 months from the date of the date of the agreement. In connection with the loan agreement, Comdisco, Inc. was issued a warrant to purchase up to 103,532 shares of common stock at an exercise price of $9.775 per share. Although we have borrowed under the loan agreement in the past, as of the date of this prospectus, we have no outstanding borrowings under the loan agreement.

RECENT SALES OF SECURITIES BY CERTAIN PRINCIPAL STOCKHOLDERS

     In January 1998, Mr. Zangrillo sold an aggregate of 1,000,000 shares of common stock to certain of our stockholders for an aggregate purchase price of $6,000,000, or $6.00 per share, including an aggregate of 921,168 shares sold to George Soros, for himself and for certain trusts for the benefit of his children.

     In February 1998, Mr. Donahue sold 33,000 shares of common stock to Mr. Andreini for an aggregate purchase price of $198,000, or $6.00 per share.

     In March 1998, Mr. Donahue sold an aggregate of 214,285 shares of common stock to certain of our stockholders for an aggregate purchase price of $1,500,000, or approximately $7.00 per share, including 39,322 shares to Mr. Langone, 142,250 shares of common stock to Invemed Fund, L.P. and an aggregate of 14,285 shares to an officer and an employee of Invemed Associates LLC.

     In March 1998, Mr. Robinson sold an aggregate of 214,286 shares of common stock to certain of our stockholders for an aggregate purchase price of $1,500,000, or approximately $7.00 per share, including 39,322 shares to Mr. Langone, 142,250 shares of common stock to Invemed Fund, L.P. and an aggregate of 14,286 shares to an officer and an employee of Invemed Associates LLC.

     In March 1998, Mr. Zangrillo sold 37,500 shares of common stock, Mr. Donahue sold 175,571 shares of common stock and Mr. Robinson sold 71,429 shares of common stock for an aggregate purchase price of $1,991,500, or $7.00 per share, to one of our stockholders.

     In March 1998, Mr. Donahue and Mr. Zangrillo each sold 37,294 shares of common stock for an aggregate purchase price of $633,998, or $8.50 per share, to one of our stockholders.

     In November 1998, Mr. Donahue sold 56,250 shares of common stock for an aggregate purchase price of $450,000, or $8.00 per share, to one of our stockholders.

     In November 1998, Mr. Andreini purchased 10,000 shares of common stock for an aggregate purchase price of $80,000, or $8.00 per share, from one of our stockholders.

     In January 1999, Mr. Zangrillo sold 612,706 shares of common stock for an aggregate purchase price of $9.2 million, or $15 per share, subject to adjustment based on the initial public offering price of the common stock, to one of our stockholders.

     In February 1999, Mr. Donahue and Mr. Robinson sold 333,333 shares of common stock each for an aggregate purchase price of $10.0 million, or $15 per share. With respect to 258,333 of these shares for Mr. Donahue and 108,333 of these shares for Mr. Robinson, if we consummate this offering on or before August 30, 1999, the purchase price will be adjusted to equal the initial public offering price. If we do not consummate this offering by August 30, 1999, the purchase price will be reduced to $12 per share. With respect to 75,000 of these shares for Mr. Donahue and 225,000 of these shares for Mr. Robinson, if we consummate this offering on or before August 30, 1999, the purchase price will be adjusted to equal the initial public offering price. If we do not consummate this offering by August 30, 1999, the price will remain at $15 per share.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 1, 1999 and as adjusted to reflect the sale by us of shares in this offering with respect to:


     - each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

     - each of the Named Executive Officers;

     - each of our directors; and

     - all executive officers and directors as a group.


     The ownership percentages set forth in the table are based on 23,348,482 shares of common stock outstanding as of July 1, 1999 and 26,348,482 shares upon consummation of this offering, together with applicable options and/or warrants for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities where applicable. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 1, 1999 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.


     Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the address of each beneficial owner of more than 5% of our common stock is c/o InterWorld Corporation, 395 Hudson Street, 6th Floor, New York, New York 10014.

                                                                                   PERCENTAGE OF
                                             BENEFICIAL OWNERSHIP                  COMMON STOCK
                                  -------------------------------------------       OUTSTANDING
                                                   COMMON STOCK                 -------------------
                                  COMMON STOCK      UNDERLYING                   BEFORE     AFTER
NAME OF BENEFICIAL OWNER          OUTSTANDING    OPTIONS/WARRANTS     TOTAL     OFFERING   OFFERING
------------------------          ------------   ----------------     -----     --------   --------
Michael J. Donahue(1)...........   4,909,433                 0/0    4,909,433     21.0%      18.6%
Alan J. Andreini................     366,333           308,031/0      674,364      2.9        2.5
Peter Schwartz..................           0           100,000/0      100,000        *          *
Daniel Turano...................      90,000             7,500/0       97,500        *          *
Stephen Law.....................      72,500             5,000/0       77,500        *          *
Amy Aguilar-Brown...............           0            18,500/0       18,500        *          *
Robert L. Zangrillo(2)
  P.O. Box CC
  Aspen, CO 81612...............   4,280,000                 0/0    4,280,000     18.3       16.2
Susan Fairty....................      45,000                 0/0       45,000        *          *
Kenneth G. Langone(3)...........     642,026      22,000/103,129      767,155      3.3        2.9
Joseph C. Robinson(4)...........   1,477,952                 0/0    1,477,952      6.3        5.6
Yves Sisteron(5)................     445,763       26,000/73,657      545,420      2.3        2.1
Jack Slevin.....................      33,333            18,000/0       51,333        *          *
Russell West....................           0            26,000/0       26,000        *          *
George Soros(6)
  888 Seventh Avenue
  Suite 3300
  New York, NY 10106............   2,690,595                 0/0    2,690,595     11.5       10.2
Laurence S. Zimmerman
  156 West 56th Street
  Suite 2001
  New York, NY 10019............   1,198,206                 0/0    1,198,206      5.1        4.6
All executive officers and
  directors as a group (11
  persons)......................   8,037,340     531,031/176,786    8,745,157     36.4       32.3


-------------------------

  * Less than one percent.


 (1) Includes 20,000 shares owned by Mr. Donahue's wife.



 (2) Includes 4,000,000 shares owned of record by Strategic Global Partners, LLC, an entity wholly owned and controlled by Mr. Zangrillo, 10,000 shares owned by Mr. Zangrillo's wife, 10,000 shares held in trust for the benefit of Mr. Zangrillo's child and 250,000 shares owned by Wight Investment Partners, a partnership in which Mr. Zangrillo has a pecuniary interest.



 (3) Includes 285,500 shares owned by Invemed Fund, L.P., a limited partnership of which Invemed Associates LLC is the General Partner. Mr. Langone is the President, Chief Executive Officer and Chairman of the Board of Invemed Associates LLC.



 (4) Includes 30,000 shares held in trust for the benefit of Mr. Robinson's child and 3,000 shares held in a trust of which Mr. Robinson is the trustee.



 (5) Includes 438,263 shares of common stock and warrants to purchase 73,657 shares of common stock owned by Global Retail Partners, L.P. and its affiliates, as to which Mr. Sisteron disclaims beneficial ownership. Mr. Sisteron is a Principal of Global Retail Partners, L.P.



 (6) Includes 352,330 shares held in five trusts for the benefit of members of Mr. Soros' family.

                          DESCRIPTION OF CAPITAL STOCK


     Upon consummation of this offering, our authorized capital stock will consist of 115,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 15,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 1999, we had issued and outstanding



     -  23,201,885 shares of common stock,



     - options to purchase 4,716,331 shares of common stock at a weighted average exercise price of $5.18 per share, and



     - warrants to purchase 534,070 shares of common stock at a weighted average exercise price of $6.98 per share.



Information in this prospectus gives effect to the automatic conversion of all outstanding shares of our Series A and Series B mandatorily redeemable preferred stock into common stock upon the consummation of this offering.


COMMON STOCK


     The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of common stock are not entitled to cumulative voting rights. Subject to the rights of any preferred stock, the holders of the common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for the payment of dividends. In the event of a voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights and payment of any distributions owing to holders of shares of preferred stock then outstanding, if any. Holders of the shares of common stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, duly authorized, validly issued, fully paid and nonassessable.


PREFERRED STOCK

     Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of preventing a change in control. Following this offering, no shares of preferred stock will be issued or outstanding and we have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


     The holders of 9,189,999 shares of common stock outstanding immediately after this offering are entitled to certain rights with respect to the registration of shares under the Securities Act. Under the terms of the agreement between us and the holders of these shares, if we propose to register any of our securities under the Securities Act after this offering, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares in the registration. The stockholders benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock on up to four occasions after the 180th day following the date of this prospectus, and we are required to use our best efforts to effect such registrations. All of these rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any registration.


WARRANTS

     We have issued warrants to purchase 534,070 shares of common stock at a weighted average exercise price of $6.98 per share, which are presently exercisable. See "Certain Transactions." All warrants will expire after a period of ten years from issuance or five years from the effective date of this offering, whichever is later.

CERTAIN PROVISIONS OF DELAWARE LAW


     Section 203 of the Delaware General Corporation Law prohibits, with certain exceptions, a Delaware corporation from engaging in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder. This makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of a company or other unsolicited attempts to acquire a company. This may further have the effect of preventing changes in the board of directors of a company, and it is possible that these provisions of Delaware law could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.


LISTING


     We have applied to have the common stock approved for quotation on the Nasdaq Stock Market's National Market under the trading symbol "INTW."


TRANSFER AGENT

     The transfer agent for our common stock is Chase Mellon Shareholder
Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock.


     Upon consummation of this offering, we will have outstanding 26,348,482 shares of common stock. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our affiliates as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain restrictions under Rule 144). The remaining 23,348,482 outstanding shares of common stock will be restricted securities, as that term is defined in Rule 144, and may be sold only if registered or pursuant to an exemption from registration such as are available by compliance with the conditions of Rule 144 under the Securities Act. Holders of 9,189,999 shares of common stock will also have registration rights enabling them to cause us to register their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." In connection with this offering, we, our executive officers and directors and all of our stockholders, who will hold a total of 23,348,482 shares of common stock outstanding after this offering, have agreed that, subject to exceptions relating to transfers that will not occur in market transactions, we and they will not sell, offer or contract to sell any shares of common stock without the prior written consent of Invemed Associates LLC for a period of 180 days after the date of this prospectus. See "Underwriting." We are not aware of any officers, directors or stockholders who intend to ask Invemed Associates LLC for a waiver of these restrictions during the 180-day period. After giving effect to the lock-up agreements, most of the restricted securities will be eligible for sale under Rule 144 beginning 180 days after the date of this prospectus. The foregoing discussion does not give effect to the exercise of stock options that may occur.



     After the completion of this offering, we intend to file Registration Statements on Form S-8 under the Securities Act to register 5,941,517 shares of common stock reserved for issuance under our stock option plan and 1,000,000 shares of common stock reserved for issuance under our employee stock purchase plan.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated                , 1999, we have agreed to sell to the
underwriter, Invemed Associates LLC, 3,000,000 shares of common stock:



     The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in this offering, if any are purchased, other than those covered by the over-allotment option described below.



     We have granted to the underwriter a 30-day option to purchase on a pro rata basis up to 450,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.



     The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriter and selling group members may allow a discount of $     per share on
sales to certain other brokers/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the underwriter.


     The following table summarizes the compensation we will pay:

                                                                    TOTAL
                                                         ---------------------------
                                                         WITHOUT OVER-    WITH OVER-
                                            PER SHARE      ALLOTMENT      ALLOTMENT
                                            ---------    -------------    ----------
Underwriting discounts and commissions
  paid by us..............................   $              $               $


     We estimate that our out-of-pocket expenses for this offering will be approximately $1.0 million.



     The underwriter has informed us that it does not expect discretionary sales to exceed 5% of the shares of common stock being offered by this prospectus.



     We, as well as our directors, executive officers and all of our stockholders, who will hold a total of 23,348,482 shares of common stock outstanding after this offering, have agreed that, for a period of 180 days after the date of this prospectus, we and they will not without the prior written consent of Invemed Associates LLC:



     (1) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in our case, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or securities or other rights convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge, disposition or, in our case, filing, or



     (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of common stock.

Notwithstanding these restrictions:



     (1) we may



        - issue common stock in connection with the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this prospectus,



        - grant employee stock options or rights to purchase common stock under the stock option plan or the employee stock purchase plan, and



        - issue common stock in connection with the exercise of options and rights granted under our stock option plan or employee stock purchase plan; and



     (2) an individual may



        - make bona fide gifts to or for the benefit, directly or indirectly, of members of such individual's family for estate planning purposes, so long as the gifts are made other than on any securities exchange or in the over-the-counter market and the donee agrees to terms substantially similar to the foregoing for the underwriter's and our benefit.



     The underwriter has reserved for sale, at the initial public offering price, up to 275,000 shares of common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriter to the general public on the same terms as the other shares.



     We have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in respect thereof.



     Application has been made to list the shares of common stock on The Nasdaq Stock Market's National Market.



     From time to time Invemed Associates LLC has provided assistance to us in connection with certain of our private equity financings, for which Invemed Associates LLC, officers of Invemed Associates LLC and stockholders of its parent received compensation. In addition, as of July 1, 1999, officers and employees of Invemed Associates LLC and stockholders of its parent beneficially owned an aggregate of 738,758 shares of common stock and warrants to purchase an aggregate of 150,158 shares of common stock. Kenneth G. Langone, a director and stockholder of InterWorld, is Chairman of the Board, Chief Executive Officer and President of Invemed Associates LLC and is the principal stockholder of Invemed Associates LLC's parent. See "Certain Transactions" and "Principal Stockholders."



     Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiations between us and the underwriter. The principal factors considered in determining the public offering price include:



     - the information set forth in this prospectus and otherwise available to the underwriter;

     - the history of, and the prospects for, us and the industry in which we compete;

     - an assessment of our management;

     - the prospects for, and timing of, our future earnings;

     - the present state of our development and our current financial condition;

     - the recent market prices of, and the demand for, publicly-traded common stock of companies similar to us; and

     - market conditions for initial public offerings.


     The underwriter may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of this offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a selling group member when the common stock originally sold by such selling group member is purchased in a covering transaction to cover short positions. Stabilizing transactions, covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by O'Sullivan Graev & Karabell, LLP, New York, New York. The O'Sullivan Graev & Karabell Profit Sharing Plan owns 22,500 shares of common stock, and Robert Seber, a member of the firm, owns 5,000 shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of InterWorld Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     In November 1996, we retained KPMG LLP as our independent accountants. In July 1997, KPMG LLP resigned as our independent accountants because we entered into a strategic partnership agreement with KPMG LLP. No audits were conducted by KPMG LLP on our financial statements, and no reports were issued. There were no disagreements between us and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the period from their retention in November 1996 through their resignation in July 1997.

                             ADDITIONAL INFORMATION


     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. Upon completion of this offering, we will be required to file annual quarterly and other information with the Commission. You may review a copy of the Registration Statement and any other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room in Washington, D.C., and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the Securities and Commission's Internet site at http://www.sec.gov.

                             INTERWORLD CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998 and for the three months
  ended March 31, 1998 (unaudited) and 1999 (unaudited).....   F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1996, 1997, and 1998 and for the
  three months ended March 31, 1999 (unaudited).............   F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998 and for the three months
  ended March 31, 1998 (unaudited) and 1999 (unaudited).....   F-9
Notes to Consolidated Financial Statements..................  F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of InterWorld Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterWorld Corporation and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial operating losses, expects to incur substantial additional losses and expects that its cash and working capital requirements will continue to increase as the Company's operations continue to expand. These and other factors, as discussed in Note 2, raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

New York, New York
March 3, 1999

                             INTERWORLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                  PRO FORMA
                                                                                 STOCKHOLDERS
                                               DECEMBER 31,                         EQUITY
                                            ------------------     MARCH 31,      MARCH 31,
                                             1997       1998         1999            1999
                                            -------    -------    -----------    ------------
                                                                                 (UNAUDITED)
                                                                  (UNAUDITED)     (NOTE 16)
                                                  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
ASSETS
Current assets:
  Cash and cash equivalents...............  $ 6,081    $   858      $ 7,103
  Accounts receivable -- net (Note 3).....    4,162      6,153        6,759
  Prepayments and other current assets....       78        497        1,418
  Deferred offering costs.................       --         --           60
                                            -------    -------      -------
       Total current assets...............   10,321      7,508       15,340
                                            -------    -------      -------
Property and equipment, net (Note 4)......    6,648      6,070        6,932
Other assets (Note 8).....................      462        541          513
                                            -------    -------      -------
  Total assets............................  $17,431    $14,119      $22,785
                                            =======    =======      =======
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses
     (Note 5).............................  $ 3,447    $ 5,791      $ 5,593
  Capital lease obligations to related
     party-current (Note 14)..............    1,258      1,328        1,328
  Deferred revenue and customer
     deposits.............................      490      1,024        3,052
  Deposits on preferred stock
     subscriptions........................      225         --           --
  Net liabilities of discontinued
     operations...........................    1,099         --           --
                                            -------    -------      -------
       Total current liabilities..........    6,519      8,143        9,973
                                            -------    -------      -------
Notes payable to related party (Note
  10).....................................       --      3,229           --
Capital lease obligations to related
  party-long term (Note 14)...............    1,861        599          278
Deferred rent.............................      527      1,030        1,131
                                            -------    -------      -------
       Total liabilities..................    8,907     13,001       11,382
                                            -------    -------      -------

                                                                                  PRO FORMA
                                                                                 STOCKHOLDERS
                                               DECEMBER 31,                         EQUITY
                                            ------------------     MARCH 31,      MARCH 31,
                                             1997       1998         1999            1999
                                            -------    -------    -----------    ------------
                                                                                 (UNAUDITED)
                                                                  (UNAUDITED)     (NOTE 16)
                                                  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Commitments (Note 14)
Mandatorily redeemable Series A
  Convertible Preferred Stock ($0.01 par
  value; 8,200,000 shares authorized,
  6,351,767 issued and outstanding at
  December 31, 1997 and 7,539,999 issued
  and outstanding at December 31, 1998 and
  March 31, 1999, none issued and
  outstanding pro forma) (Liquidating
  preference of $37,997 at December 31,
  1997 and $48,097 at December 31, 1998
  and March 31, 1999) (Note 7)............   37,319     47,334       47,379
Mandatorily redeemable Series B
  Convertible Preferred Stock ($0.01 par
  value; 2,500,000 shares authorized, none
  issued and outstanding at December 31,
  1997 and 1998, 1,650,000 issued and
  outstanding, at March 31, 1999. None
  issued and outstanding pro forma)
  (Liquidating preference of $16,500 at
  March 31, 1999) (Note 15)...............       --         --       15,569
Stockholders' deficit (Note 9):
Common stock ($0.01 par value, 35,000,000
  shares authorized, 13,505,650,
  13,869,786 and 14,011,886 shares issued
  and outstanding at December 31, 1997 and
  1998 and March 31, 1999, respectively,
  23,201,885 issued and outstanding pro
  forma)..................................      135        139          140             232
Additional paid-in capital................    2,203      6,840        8,661          71,517
Accumulated deficit.......................  (31,133)   (53,195)     (60,346)        (60,346)
                                            -------    -------      -------        --------
       Total stockholders' equity
          (deficit).......................  (28,795)   (46,216)     (51,545)       $ 11,403
                                            -------    -------      -------        ========
       Total liabilities, mandatorily
          redeemable convertible preferred
          stock and stockholders' equity
          (deficit).......................  $17,431    $14,119      $22,785
                                            =======    =======      =======

The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      THREE MONTHS
                                      YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                    -----------------------------   -----------------
                                     1996       1997       1998      1998      1999
                                    -------   --------   --------   -------   -------
                                                                       (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues, net:
  Product licenses (Note 8).......  $   779   $  4,883   $  9,754   $ 1,546   $ 4,386
  Services (Note 8)...............    1,241      3,073      4,834       866     2,615
  Other...........................      408        100          2        --        --
                                    -------   --------   --------   -------   -------
     Total revenues, net (Note
       11)........................    2,428      8,056     14,590     2,412     7,001
                                    -------   --------   --------   -------   -------
Cost of revenues:
  Product licenses................       82        278        671        72       208
  Services........................    1,735      6,744      6,052     1,132     2,756
  Other...........................      322        107         --        --        --
                                    -------   --------   --------   -------   -------
     Total cost of revenues.......    2,139      7,129      6,723     1,204     2,964
                                    -------   --------   --------   -------   -------
     Gross profit.................      289        927      7,867     1,208     4,037
                                    -------   --------   --------   -------   -------
Operating expenses:
  Research and development........    2,362      6,863      9,558     1,964     3,637
  Sales and marketing.............    2,435      8,487     11,969     2,064     4,968
  General and administrative......    2,730      6,405      6,356     1,425     1,213
  Noncash employee compensation...       71        752      1,615       377     1,121
                                    -------   --------   --------   -------   -------
     Total operating expenses.....    7,598     22,507     29,498     5,830    10,939
                                    -------   --------   --------   -------   -------
     Loss from operations.........   (7,309)   (21,580)   (21,631)   (4,622)   (6,902)
                                    -------   --------   --------   -------   -------
Other income (expense):
  Interest income.................      112        218        265        63        92
  Interest expense................       --       (313)      (696)      (85)     (296)
                                    -------   --------   --------   -------   -------
     Total other income
       (expense)..................      112        (95)      (431)      (22)     (204)
                                    -------   --------   --------   -------   -------
Loss before income taxes..........   (7,197)   (21,675)   (22,062)   (4,644)   (7,106)
Income taxes......................       --         --         --        --       (45)
                                    -------   --------   --------   -------   -------
Loss from continuing operations...   (7,197)   (21,675)   (22,062)   (4,644)   (7,151)
                                    -------   --------   --------   -------   -------

                                                                      THREE MONTHS
                                      YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                    -----------------------------   -----------------
                                     1996       1997       1998      1998      1999
                                    -------   --------   --------   -------   -------
                                                                       (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Discontinued operations (Notes 8
  and 13):
  Expenses from discontinued
     operations of UGO Networks,
     Inc..........................       --     (1,310)        --        --        --
  Provision for operating losses
     to date of disposition.......       --       (627)        --        --        --
                                    -------   --------   --------   -------   -------
     Net loss.....................  $(7,197)  $(23,612)  $(22,062)  $(4,644)  $(7,151)
                                    =======   ========   ========   =======   =======
Basic loss per share and diluted
  loss per share (Notes 6 and
  7)..............................  $ (0.53)  $  (1.75)  $  (1.60)  $ (0.34)  $ (0.52)
                                    =======   ========   ========   =======   =======
Basic loss per share and diluted
  loss per share from continuing
  operations (Notes 6 and 7)......  $ (0.53)  $  (1.61)  $  (1.60)  $ (0.34)  $ (0.52)
                                    =======   ========   ========   =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           TOTAL
                                      COMMON STOCK        ADDITIONAL                   STOCKHOLDERS'
                                  --------------------     PAID-IN      ACCUMULATED       EQUITY
                                    SHARES      AMOUNT     CAPITAL        DEFICIT        (DEFICIT)
                                  ----------    ------    ----------    -----------    -------------
                                                 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT DECEMBER 31, 1995....  13,500,000     $135           --       $   (324)       $   (189)
Issuance of Series A preferred
  stock warrants in connection
  with sale of Series A
  convertible preferred stock...          --       --       $  135             --             135
Issuance of Series A preferred
  stock warrants in connection
  with equipment leases.........          --       --           49             --              49
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value.........................          --       --          (16)            --             (16)
Compensatory stock options
  issued to employees and
  consultants...................          --       --           99             --              99
Net loss........................          --       --           --         (7,197)         (7,197)
                                  ----------     ----       ------       --------        --------
BALANCE AT DECEMBER 31, 1996....  13,500,000      135          267         (7,521)         (7,119)
Issuance of Series A preferred
  stock warrants in connection
  with equipment lease..........          --       --          161             --             161
Issuance of Series A preferred
  stock warrants in connection
  with security agreement.......          --       --          104             --             104
Issuance of Series A preferred
  stock warrants for consulting
  services......................          --       --          371             --             371
Issuance of Series A preferred
  stock warrants in connection
  with sale of Series A
  preferred stock...............          --       --          587             --             587
Issuance of common stock upon
  exercise of stock options.....       5,650       --            7             --               7
Compensatory stock options
  issued to employees and
  consultants...................          --       --          788             --             788
Expenses related to issuance of
  Series A preferred stock......          --       --          (54)            --             (54)
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value.........................          --       --          (28)            --             (28)
Net loss........................          --       --           --        (23,612)        (23,612)
                                  ----------     ----       ------       --------        --------

                                                                                           TOTAL
                                      COMMON STOCK        ADDITIONAL                   STOCKHOLDERS'
                                  --------------------     PAID-IN      ACCUMULATED       EQUITY
                                    SHARES      AMOUNT     CAPITAL        DEFICIT        (DEFICIT)
                                  ----------    ------    ----------    -----------    -------------
                                                 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT DECEMBER 31, 1997....  13,505,650     $135       $2,203       $(31,133)       $(28,795)
Issuance of common stock upon
  exercise of stock options.....     364,136        4          684             --             688
Compensatory stock options
  issued to employees and
  consultants...................          --       --        1,662             --           1,662
Issuance of Series A preferred
  stock warrants in connection
  with sale of Series A
  preferred stock...............          --       --          252             --             252
Issuance of Series A preferred
  stock warrants in connection
  with loan agreement...........          --       --        1,023             --           1,023
Expenses related to issuance of
  Series A preferred stock......          --       --          (20)            --             (20)
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value.........................          --       --         (167)            --            (167)
Distribution of net liabilities
  of UGO Networks, Inc..........          --       --        1,203             --           1,203
Net loss........................          --       --           --        (22,062)        (22,062)
                                  ----------     ----       ------       --------        --------
BALANCE AT DECEMBER 31, 1998....  13,869,786     $139       $6,840       $(53,195)       $(46,216)
Issuance of common stock upon
  exercise of stock options.....     142,100        1          405             --             406
Compensatory stock options
  issued to employees and
  consultants...................          --       --        1,531             --           1,531
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value.........................          --       --         (115)            --            (115)
Net loss........................          --       --           --         (7,151)         (7,151)
                                  ----------     ----       ------       --------        --------
BALANCE AT MARCH 31, 1999
  (UNAUDITED)...................  14,011,886     $140       $8,661       $(60,346)       $(51,545)
                                  ==========     ====       ======       ========        ========

The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                THREE MONTHS
                                                YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                              -----------------------------   -----------------
                                               1996       1997       1998      1998      1999
                                              -------   --------   --------   -------   -------
                                                               (IN THOUSANDS)    (UNAUDITED)
Cash flows from operating activities:
Net loss....................................  $(7,197)  $(23,612)  $(22,062)  $(4,644)  $(7,151)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Provision for operating
     losses-discontinued operations.........       --        627         --        --        --
  Depreciation and amortization.............      282      1,393      2,505       558       707
  Noncash consulting expense................       28        407         47        47       410
  Noncash employee compensation.............       71        752      1,615       377     1,121
  Noncash interest expense..................       --        157        338        17       262
  Changes in discontinued operations........       --       (561)      (175)      (50)       --
Changes in assets and liabilities:
  Accounts receivable.......................     (768)    (3,394)    (1,866)      390      (606)
  Prepaid expenses and other current
     assets.................................     (298)       249       (419)     (151)     (397)
  Deferred offering costs...................       --         --         --        --       (60)
  Accounts payable and accrued expenses.....    1,657      1,790      2,300       580    (1,199)
  Deferred revenue and customer deposits....      581       (406)       534      (170)    2,028
  Other assets and liabilities..............     (280)      (182)        70        22        28
  Deferred rent.............................       --        527        558       176       101
                                              -------   --------   --------   -------   -------
     NET CASH USED IN OPERATING
       ACTIVITIES...........................   (5,924)   (22,253)   (16,555)   (2,848)   (4,756)
                                              -------   --------   --------   -------   -------
Cash flows from investing activities:
  Capital expenditures......................   (1,516)    (3,530)    (1,927)     (282)   (1,584)
  Capital expenditures of UGO Networks,
     Inc....................................       --       (117)        --        --        --
                                              -------   --------   --------   -------   -------
     NET CASH USED IN INVESTING
       ACTIVITIES...........................   (1,516)    (3,647)    (1,927)     (282)   (1,584)
                                              -------   --------   --------   -------   -------

                                                                                THREE MONTHS
                                                YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                              -----------------------------   -----------------
                                               1996       1997       1998      1998      1999
                                              -------   --------   --------   -------   -------
                                                               (IN THOUSANDS)    (UNAUDITED)
Cash flows from financing activities:
  Proceeds from issuance of notes by UGO
     Networks, Inc..........................       --      1,150         --        --        --
  Principal payments on capital lease
     obligations............................       --       (724)    (1,284)     (424)     (321)
  Proceeds from sale and leaseback of
     equipment to related party.............       --        819         --        --        --
  Net proceeds from issuance of Series A
     preferred stock........................   13,550     24,393     10,080    10,080        --
  Proceeds from issuance of Series B
     preferred stock........................       --         --         --        --    16,500
  Deposits on preferred stock
     subscriptions..........................       --        225       (225)     (225)       --
  Proceeds from exercise of common stock
     options................................       --          7        688       570       406
  Proceeds from notes payable to related
     party..................................       --         --      4,000        --        --
  Payments of notes payable to related
     party..................................       --         --         --        --    (4,000)
  Notes payable to stockholders.............      (49)        --         --        --        --
                                              -------   --------   --------   -------   -------
     NET CASH PROVIDED BY FINANCING
       ACTIVITIES...........................   13,501     25,870     13,259    10,001    12,585
                                              -------   --------   --------   -------   -------
Net increase (decrease) in cash and cash
  equivalents...............................    6,061        (30)    (5,223)    6,871     6,245
Cash and cash equivalents, beginning of
  period....................................       50      6,111      6,081     6,081       858
                                              -------   --------   --------   -------   -------
Cash and cash equivalents, end of period....  $ 6,111   $  6,081   $    858   $12,952   $ 7,103
                                              =======   ========   ========   =======   =======
Cash paid for:
  Interest..................................  $    --   $    154   $    357   $    68   $    34
                                              =======   ========   ========   =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO MARCH 31, 1999 AND FOR
                THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  ORGANIZATION AND BUSINESS

ORGANIZATION

     InterWorld Corporation ("InterWorld") was incorporated in March 1995 under the laws of the State of Delaware. The consolidated financial statements of InterWorld include the accounts of InterWorld and its wholly owned subsidiaries, InterWorld Technology Ventures Pty, Ltd., an Australian corporation incorporated in November 1996, InterWorld Technology Ventures, Ltd., a Canadian corporation incorporated in November 1996, and InterWorld U.K. Ltd., a United Kingdom corporation incorporated in May 1998. In April 1997, InterWorld formed UGO Networks, Inc., ("UGO," formerly ActionWorld, Inc.) under the laws of the State of Delaware. Until March 30, 1998 InterWorld was the majority owner of UGO, and UGO is included in the consolidated financial statements of InterWorld at December 31, 1997. On March 30, 1998, InterWorld completed a spin-off distribution of UGO (Note 13).

BUSINESS

     InterWorld is a leading provider of Internet commerce software solutions that enable manufacturers, distributors and retailers to conduct business over the Internet. InterWorld's products, called "enterprise commerce" software, enable companies to build their online businesses and integrate them with their existing business practices and enterprise systems. InterWorld derives its revenues from its family of enterprise commerce software consisting of its Commerce Exchange platform, applications, tools and business adapters.

2.  LIQUIDITY

     InterWorld has incurred significant operating losses since inception. At December 31, 1998 and March 31, 1999, InterWorld had an accumulated deficit of $53,195 and $60,346, respectively, and working capital (deficit) of ($635) and $5,307, respectively. Such losses have resulted principally from product development costs, sales and marketing costs and general and administrative costs associated with InterWorld developing its products and expanding its level of operations. In order to fund these efforts, InterWorld completed private placements of its mandatorily redeemable Series A Convertible Preferred Stock ("Series A Preferred") during 1996, 1997 and 1998 (Note 7). InterWorld utilized the net proceeds from these issuances to fund operations and for working capital requirements. The Company also completed a private placement of its mandatorily redeemable Series B Convertible Preferred Stock ("Series B Preferred") in January 1999 providing gross proceeds of approximately $16,500 (Note 15). Effective as of May 1998, InterWorld's secured loan agreement with a holder of Series A Preferred was amended to increase to $11,000 the maximum borrowings that could be made by InterWorld to fund its future cash requirements (Note 10).

     The accompanying consolidated financial statements have been prepared assuming InterWorld will continue as a going concern. InterWorld's net losses and negative cash

                             INTERWORLD CORPORATION
flows from operations and expected additional losses raise substantial doubt about its present ability to continue as a going concern. InterWorld's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations as they come due.

     Management is also actively pursuing other financing options which include securing additional equity financing through an initial public offering. If for any reason the initial public offering is delayed or postponed, InterWorld intends to seek additional private equity financing. Management believes that sufficient funding will be available to meet its planned business objectives for a reasonable period of time; however, there can be no assurance that InterWorld will be successful in its efforts to raise additional capital. The consolidated financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of InterWorld and its wholly owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     Assets and liabilities of InterWorld's foreign subsidiaries are translated to U.S. dollars based on exchange rates at the end of the respective reporting period. Income and expense items are translated at average exchange rates during the period. Transaction gains and losses are included in the determination of operating expenses. Cumulative translation adjustments are insignificant at December 31, 1998 and March 31, 1999.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Cash equivalents, which are stated at cost, consist of short-term, highly liquid investments, with original maturities of less than three months when purchased. Interest is accrued as earned.

ACCOUNTS RECEIVABLE -- NET

     Accounts receivable are stated net of allowance for doubtful accounts of $622, $1,217 and $1,194 at December 31, 1997 and 1998 and March 31, 1999,
respectively.

                             INTERWORLD CORPORATION

EQUIPMENT

     Equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the respective assets as follows:

Computer equipment and software...  3 years
Leasehold improvements............  Shorter of lease term or estimated useful life
Furniture and fixtures............  5 years
Office equipment..................  3 years

REVENUE RECOGNITION

     Effective January 1, 1997 InterWorld adopted AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 provides guidance on when and in what amounts revenue should be recognized for licensing, selling, leasing, or otherwise marketing computer software. The adoption of SOP 97-2 did not have a material impact on InterWorld's results of operations for the year ended December 31, 1997.


     During 1998, InterWorld also adopted SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative vendor specific objective evidence of the elements. The adoption of SOP 98-9 did not have a material impact on InterWorld's results of operations for the year ended December 31, 1998.


PRODUCT LICENSES


     Revenue from the licensing of InterWorld's software products is recognized upon delivery to the customer, pursuant to an executed software licensing agreement when no significant vendor obligations exist, the fee is fixed or determinable and collection is probable. If acceptance by the customer is required, revenue is recognized upon customer acceptance. Amounts received from customers in advance of product shipment are classified as deposits from customers. InterWorld enters into reseller arrangements for its products that typically provide for license fees payable to InterWorld based on a percentage of the InterWorld's list price. License revenues from InterWorld's reseller arrangements are recognized when the fee is fixed or determinable upon delivery by the reseller when collection is probable.


SERVICES REVENUE

     Revenue from professional services, such as custom development, installation and integration support, is recognized as the services are rendered. Contracts for professional services requiring significant production, modification or customization to InterWorld's software products are recognized on a percentage of completion basis.

                             INTERWORLD CORPORATION

     Revenue from maintenance and customer support services, such as telephone support and product enhancements is recognized ratably over the period of the agreement under which the services are provided, typically one year.

     Deferred revenue consists principally of billings in advance for services not yet provided.

ADVERTISING COSTS

     Advertising costs included in sales and marketing expenses are expensed as incurred and approximated $204, $455, $470 and $29 for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

RESEARCH AND DEVELOPMENT

     InterWorld charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense as incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of accounts receivable, accounts payable, accrued expenses and notes payable approximates their fair values due to the relatively short maturity of these instruments.

INTERIM FINANCIAL DATA

     The unaudited financial data at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared by management and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and cash flows. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 1999.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments

                             INTERWORLD CORPORATION
embedded in other contracts and for hedging activities. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. At March 31, 1999, InterWorld did not own any derivative instruments and had not engaged in any hedging activities during the three months ended March 31, 1999. InterWorld does not expect to purchase derivative instruments or enter into hedging activities in the foreseeable future.

4.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following at December 31, 1997, 1998 and March 31, 1999:


                                                      DECEMBER 31,
                                                    ----------------    MARCH 31,
                                                     1997      1998       1999
                                                    ------    ------    ---------
Computer equipment and software...................  $4,196    $5,967     $6,483
Office equipment..................................   1,330     1,447      1,481
Leasehold improvements............................   1,967     1,974      2,529
Furniture and fixtures............................     835       867      1,325
                                                    ------    ------     ------
                                                     8,328    10,255     11,818
Less: Accumulated depreciation and amortization...  (1,680)   (4,185)    (4,886)
                                                    ------    ------     ------
Property and equipment, net.......................  $6,648    $6,070     $6,932
                                                    ======    ======     ======



     Computer equipment and software, office equipment, and furniture and fixtures include approximately $2,024, $1,149 and $827, respectively, of fixed assets acquired under capital leases at December 31, 1997, 1998 and March 31, 1999. Accumulated depreciation related to these assets approximated $1,536, $2,108 and $2,413 for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively.

                             INTERWORLD CORPORATION

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are comprised of the following at December 31, 1997, 1998 and March 31, 1999:

                                                      DECEMBER 31,
                                                    ----------------    MARCH 31,
                                                     1997      1998       1999
                                                    ------    ------    ---------
Trade accounts payable............................  $  607    $3,047     $2,650
Accrued commissions...............................     509       264        434
Accrued incentive compensation....................     856       615        575
Accrued professional fees.........................     160       674         28
Accrued financing fees............................      --        --        900
Other accrued expenses............................   1,315     1,191      1,005
                                                    ------    ------     ------
                                                    $3,447    $5,791     $5,592
                                                    ======    ======     ======

6.  LOSS PER COMMON SHARE

     Effective December 31, 1997, InterWorld adopted SFAS No. 128, "Earnings per Share" ("SFAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

     All prior periods presented have been restated for the adoption of SFAS
128.

                             INTERWORLD CORPORATION

     The computations of basic loss per share and diluted loss per share for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 are as follows:

                                                                    THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,                   MARCH 31,
                       ---------------------------------------   -------------------------
                          1996          1997          1998          1998          1999
                       -----------   -----------   -----------   -----------   -----------
Net loss.............  $    (7,197)  $   (23,612)  $   (22,062)  $    (4,644)  $    (7,151)
                       -----------   -----------   -----------   -----------   -----------
Loss from continuing
  operations.........       (7,197)      (21,675)      (22,062)       (4,644)       (7,151)
                       -----------   -----------   -----------   -----------   -----------
Weighted average
  shares outstanding
  used for basic loss
  and diluted loss
  per share..........   13,500,000    13,500,709    13,771,371    13,507,149    13,867,442
Basic loss and
  diluted loss per
  share..............  $     (0.53)  $     (1.75)  $     (1.60)  $     (0.34)  $     (0.52)
                       ===========   ===========   ===========   ===========   ===========
Basic loss and
  diluted loss per
  share from
  continuing
  operations.........  $     (0.53)  $     (1.61)  $     (1.60)  $     (0.34)  $     (0.52)
                       ===========   ===========   ===========   ===========   ===========

     At December 31, 1998, outstanding options to purchase 3,428,155 shares of common stock, with exercise prices ranging from $1.25 to $8.50 per share, and at March 31, 1999 options to purchase 4,706,331 shares of common stock with exercise prices ranging from $1.25 to $10.00, have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 534,070 shares of common stock with exercise prices ranging from $2.00 to $9.775 per share were also antidilutive and excluded from the computation of diluted loss per share at both December 31, 1998 and March 31, 1999. Common shares issuable upon conversion of Series A Preferred and Series B Preferred have also been excluded from the computation of diluted loss per share at December 31, 1998 and March 31, 1999 as they are antidilutive.

     In January 1999, InterWorld completed the sale and issuance of 1,650,000 shares of Series B Preferred which are convertible into common stock (Note 15). InterWorld also granted options to purchase 1,604,567 shares of common stock (Note 15) in February 1999.

                             INTERWORLD CORPORATION

7.  COMMON STOCK AND CONVERTIBLE PREFERRED STOCK

COMMON AND PREFERRED STOCK SPLITS

     Effective March 5, 1996, InterWorld implemented a 5,400-for-1 stock split, effected in the form of a stock dividend, applicable to all issued and outstanding shares of InterWorld's common stock.

     On July 12, 1996, InterWorld implemented a 2.5-for-1 stock split applicable to all issued and outstanding shares of InterWorld's common and preferred stock (without changing the par value thereof).

     All common and preferred shares and related per share data reflected in the accompanying financial statements and notes thereto have been presented as if the stock splits had occurred on January 1, 1996.

MANDATORILY REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK

     At December 31, 1998, InterWorld had authorized the issuance of 8,200,000 shares of preferred stock, $.01 par value. Such preferred shares have been designated as Series A Preferred. The holders of Series A Preferred are entitled to (i) share in dividends on a pro-rata basis with common stockholders on an as-converted basis; (ii) a liquidation preference equal to the sum of the price paid per share and all declared and unpaid dividends (the "Preference Amount");
(iii) demand redemption of the Preference Amount in the event of a merger where the shareholders of InterWorld do not control the surviving entity or a sale of all or substantially all of InterWorld's assets; (iv) mandatory redemption of the Preference Amount in cash at any date on or after March 2003 by a majority vote of the Series A preferred holders; (v) vote on all matters on an as converted basis; and (vi) convert to common stock at the Preference Amount multiplied by the shares to be converted divided by the conversion price (the "Conversion Price") per share. The initial Conversion Price is equal to the issuance price per share of Series A Preferred, and is subject to adjustment in the event shares of common stock are issued without consideration or for consideration per share less than the conversion price.

                             INTERWORLD CORPORATION

     As of December 31, 1998, InterWorld had sold and issued in six private placements an aggregate of 7,539,999 shares of Series A Preferred. A summary of the issuances are as follows:

                                                             CARRYING VALUE
                                     ISSUANCE                 DECEMBER 31,
                                       PRICE      GROSS     -----------------   REDEMPTION
DATE                      SHARES     PER SHARE   PROCEEDS    1997      1998       VALUE
----                     ---------   ---------   --------   -------   -------   ----------
March 1996.............  1,287,500     $2.00     $ 2,575    $ 2,475   $ 2,494    $ 2,575
July 1996..............  1,056,631     4.732       5,000      5,000     5,000      5,000
December 1996..........    956,000      6.25       5,975      5,975     5,975      5,975
January-June 1997......    164,000      6.25       1,025      1,025     1,025      1,025
August 1997............  1,122,931      7.50       8,422      8,422     8,422      8,422
September 1997.........  1,764,705      8.50      15,000     14,422    14,532     15,000
March 1998.............  1,188,232      8.50      10,100         --     9,886     10,100
                         ---------               -------    -------   -------    -------
          Total........  7,539,999               $48,097    $37,319   $47,334    $48,097
                         =========               =======    =======   =======    =======

     The Series A Preferred shares are subject to automatic conversion upon consummation of an underwritten public offering of InterWorld's common stock providing aggregate proceeds, net of underwriting discounts and commissions, of greater than $10,000.

     In connection with the March 1996 Series A Preferred issuance, InterWorld issued warrants to an investor to purchase 103,420 shares of Series A Preferred, at an exercise price of $2.00 per share. The fair value of the warrants in the amount of $135 has been recorded to additional paid-in capital. The warrants may be exercised at any time and expire ten years from issuance or five years from the effective date of InterWorld's initial public offering, whichever is later.

     In connection with the September 1997 Series A Preferred issuance, InterWorld issued warrants to purchase an aggregate of 110,294 shares of its Series A Preferred, at an exercise price of $9.775 per share, as a placement fee. The fair value of the warrants in the amount of $587 has been recorded to additional paid-in-capital.

     InterWorld incurred cash expenses of $54 and $20 during 1997 and 1998, respectively, in connection with the Series A Preferred issuances.

     In November 1997, InterWorld had authorized the issuance of 1,188,235 shares of Series A Preferred at $8.50 per share. As of December 31, 1997, InterWorld had received deposits in the amount of $225 for subscriptions to purchase 26,471 shares.

     During 1997, InterWorld issued warrants to purchase 75,000 shares of Series A Preferred at $7.50 per share to a financial advisor. The fair value of the warrants in the amount of $371 was expensed during 1997.

     In March 1998, in connection with the sale and issuance of Series A Preferred, InterWorld issued warrants to purchase an aggregate of 39,864 shares of its Series A

                             INTERWORLD CORPORATION

Preferred at an exercise price of $9.775 per share as a placement fee. The fair value of the warrants in the amount of $252 has been recorded to paid-in-capital.

     The excess of the redemption value over the carrying value of Series A Preferred is being recorded by periodic charges to stockholders' equity through March 2003, the earliest date at which the Series A Preferred holders may require redemption of their shares.

8.  TRANSACTIONS WITH RELATED PARTIES

     During 1996 and 1997, InterWorld recognized product license and service revenues from sales to a holder of Series A preferred of $156 and $12, respectively.

     In May 1996, InterWorld made loans in the aggregate amount of $193, bearing interest at a rate of 6% per annum, to its three co-founders. The principal and interest on the loans to two of the founders, in the aggregate amount of $114, will be forgiven in equal installments starting in 1999, except that if either of them voluntarily terminates his employment or service as a director prior to May 2001, his loan including interest will become due and payable in May 2001. In May 1998 the third founder repaid $23 of the principal amount of his loan, reducing the principal amount of the loan to $75. The balance of such loan was forgiven and expensed in June 1998. Interest income from such loans amounted to $7, $12 and $9 in 1996, 1997 and 1998, respectively. At December 31, 1997 and 1998, other assets included $211 and $114, respectively, in amounts due from co-founders.

     During 1998, InterWorld recognized product license and service revenue from sales to UGO of $474. All sales to UGO were for product licenses and services provided subsequent to UGO's spin-off on March 30, 1998 (Note 13).

9.  STOCK OPTION, DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

STOCK OPTION PLANS

     In March 1996, InterWorld implemented its 1996 Stock Option Plan (the "Plan") whereby incentive and nonqualified options to purchase shares of InterWorld's stock may be granted to directors and employees of InterWorld and its subsidiaries. In June 1998, the Board of Directors approved amendments to the Plan whereby the aggregate number of shares of common stock for which options may be granted under the Plan was increased to 6,600,000. The exercise and vesting periods and the exercise price for options granted under the Plan are determined by the Board of Directors or a Committee of the Board of Directors. The Plan stipulates that no option may be exercisable after seven years from the date of grant. The fair market value of InterWorld's common stock is determined by the Board of Directors. Options granted under the Plan generally vest over a period of five years, 20% on the first anniversary of the date of grant and 5% each quarter thereafter.

                             INTERWORLD CORPORATION

     The following tables summarize activity regarding stock options for the years ended December 31, 1996, 1997 and 1998:

                               1996                   1997                   1998
                       --------------------   --------------------   --------------------
                                   WEIGHTED               WEIGHTED               WEIGHTED
                        SHARES     AVERAGE     SHARES     AVERAGE     SHARES     AVERAGE
                         UNDER     EXERCISE     UNDER     EXERCISE     UNDER     EXERCISE
                        OPTION      PRICE      OPTION      PRICE      OPTION      PRICE
                       ---------   --------   ---------   --------   ---------   --------
Options outstanding,
  beginning of
  year...............         --              1,269,750    $1.25     2,904,737    $1.71
Options granted......  1,271,750    $1.25     1,821,749    $2.00       875,068    $4.25
Options granted......         --                     --                291,050    $8.50
Options exercised....         --                 (5,650)   $1.25      (364,136)   $1.89
Options forfeited....     (2,000)   $1.25      (181,112)   $1.38      (278,564)   $2.39
                       ---------              ---------              ---------
Options outstanding,
  end of year........  1,269,750    $1.25     2,904,737    $1.71     3,428,155    $2.86

                                    OPTIONS OUTSTANDING AT         WEIGHTED AVERAGE
                                      DECEMBER 31, 1998       REMAINING CONTRACTUAL LIFE
                                    ----------------------    --------------------------
At $1.25..........................          902,750                      5.0
At $2.00..........................        1,455,579                      5.6
At $4.25..........................          781,576                      6.2
At $8.50..........................          288,250                      6.5

     InterWorld applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan and other stock-based compensation issued to employees. During the years ended December 31, 1996, 1997, and 1998, InterWorld has recognized compensation expense for options granted to employees of $71, $752 and $ 1,615, respectively. InterWorld estimates that it will recognize compensation expense in an aggregate amount of $4,385 in future years as options vest for grants made during 1996, 1997 and 1998. (See Note 15 for compensation expense for Options granted in 1999).

     During 1996, 1997 and 1998, InterWorld issued 20,000, 15,000 and 8,706 options, respectively, to third party consultants in exchange for services. InterWorld has recognized non-cash expense of $28 in 1996, $36 in 1997 and $47 in 1998 based on the fair value of such options at the date of grant.

     Had compensation cost for option grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), InterWorld's net loss and loss per share for the years ended December 31, 1996, 1997 and 1998 would have increased by approximately $115, or $0.01 per share, $677 or $0.05, and $1,568 or $0.11 per share, respectively.

                             INTERWORLD CORPORATION

     The fair values of options granted to employees during the years ended December 31, 1996, 1997 and 1998 have been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                     1996       1997       1998
                                                    -------    -------    -------
Dividend yield....................................   None       None       None
Weighted average risk-free interest rate on date
  of grant........................................   6.21%      5.90%      5.11%
Forfeitures.......................................   None       None       None
Expected life.....................................  5 years    5 years    5 years
Volatility........................................    75%        75%        85%

DEFINED CONTRIBUTION PLAN

     InterWorld has a defined contribution savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code. Participants may contribute up to 15% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The Plan provides for discretionary contributions to be made by InterWorld as determined by its Board of Directors. InterWorld has not made any contributions to the Plan.

10.  SECURED LOAN AGREEMENT


     Effective as of May 1998, InterWorld's secured loan agreement with a holder of Series A Preferred was amended to increase to $11,000 the maximum borrowings that could be made by InterWorld. The loan accrues interest, which is payable monthly, at a rate of 10% per annum and is secured by the accounts receivable of InterWorld. InterWorld may borrow amounts under the loan agreement for a period of twelve months subsequent to its initial borrowing under the loan agreement or until completion of an initial public offering by InterWorld. The loan principal is due and payable the later of 15 months from the initial borrowing or 21 months from the date of the agreement. The initial borrowing under the loan agreement occurred on October 26, 1998.


     At December 31, 1998, InterWorld had $4,000 in outstanding borrowings under the loan agreement. Interest expense recognized on the loan in 1998 amounted to $60.

     The amount of $3,229 presented as notes payable to stockholders on the balance sheet at December 31, 1998 is net of unamortized debt discount.

     The lender was issued a warrant to purchase 51,766 shares of Series A Preferred at an exercise price of $9.775 per share upon execution of the loan agreement. The lender was also issued a warrant to purchase an additional 51,766 shares of Series A Preferred at a price of $9.775 per share upon InterWorld's initial borrowing under the loan agreement in October, 1998.

     The aggregate fair value of the warrants in the amount of $1,023 has been recorded as debt discount on the loan obligation and is being amortized to interest expense over a period of twelve months.

                             INTERWORLD CORPORATION

11.  CONCENTRATIONS OF RISK AND CUSTOMER INFORMATION

     Financial instruments which potentially subject InterWorld to concentrations of credit risk are primarily cash, accounts receivable, accounts payable, and notes payable. InterWorld generally does not require collateral and the majority of its trade receivables are unsecured. InterWorld sells its products to a wide range of commercial enterprises. InterWorld had no significant foreign revenue in any of the periods presented.

     For the year ended December 31, 1996, two customers accounted for 31% and 17% of net revenues. For the year ended December 31, 1997, two different customers accounted for 11% and 10% of net revenues. For the year ended December 31, 1998, another customer accounted for 14% of net revenues. For the three months ended March 31, 1999, two customers accounted for 27% and 15% of net revenues.

     For the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1999, InterWorld's foreign sales were not material.

12.  INCOME TAXES

     InterWorld has incurred losses since inception which have generated net operating loss carryforwards of approximately $39,210 and $43,316 at December 31, 1998 and March 31, 1999, respectively, for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2011 through 2019. At December 31, 1998 and March 31, 1999, InterWorld also had research and development tax credit carryforwards in the amount of $1,437 and $1,800, respectively, which expire in 2002 through 2019.

     Section 382 of the Internal Revenue Code of 1986, as amended (the "IRC"), places a limitation on the utilization of federal net operating loss carryforwards upon the occurrence of an ownership change. In general, a change in ownership occurs when a greater than 50 percent change in ownership takes place over a three year testing period. The annual utilization of net operating loss carryforwards generated prior to such change is limited, in any one year, to a percentage of the entity's fair value at the time of the change in ownership. As a result of certain equity transactions consummated by InterWorld, a change in ownership, as defined by Section 382 of the IRC, has occurred during the three months ended March 31, 1999.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $21,842 and $24,507 at December 31, 1998 and March 31, 1999, respectively. InterWorld's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured, including market acceptance of InterWorld's products and services by customers. Therefore, in consideration of InterWorld's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, InterWorld has recorded a valuation allowance in the amount of $21,842 and $24,507 at December 31, 1998 and March 31, 1999, respectively, to offset the deferred tax benefit amount.

                             INTERWORLD CORPORATION

     Significant components of the noncurrent deferred tax asset at December 31, 1997 and 1998 and March 31, 1999 are as follows:

                                                     DECEMBER 31,
                                                  ------------------    MARCH 31,
                                                   1997       1998        1999
                                                  -------    -------    ---------
Deferred tax assets:
  Net operating loss............................  $10,690    $17,250    $ 19,059
Net operating loss of discontinued operations...      616         --          --
  Provision for losses of discontinued
     operations to date of disposition..........      295         --          --
  Foreign operating loss carryforward...........      792      1,781       2,251
  Accruals, reserves and other..................    1,273      1,061       1,049
  Research and development credits..............      481      1,437       1,801
  Depreciation..................................       --        101         135
  Nonqualified stock options and warrants.......      204        212         212
                                                  -------    -------    --------
     Total deferred tax assets..................   14,351     21,842      24,507
                                                  -------    -------    --------
Deferred tax liabilities:
  Depreciation..................................      (77)        --          --
                                                  -------    -------    --------
     Total deferred tax liabilities.............      (77)        --          --
                                                  -------    -------    --------
Net deferred tax asset..........................   14,274     21,842      24,507
                                                  -------    -------    --------
Less: valuation allowance.......................  (14,274)   (21,842)    (24,507)
                                                  -------    -------    --------
Deferred tax asset, net.........................  $    --    $    --    $     --
                                                  =======    =======    ========

                             INTERWORLD CORPORATION

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income (loss) before taxes as follows:

                                                                     THREE MONTHS
                                                  YEAR ENDED             ENDED
                                             --------------------      MARCH 31,
                                             1996    1997    1998        1999
                                             ----    ----    ----    -------------
Federal income tax statutory rate..........  (35)%   (35)%   (35)%          (35)%
State income taxes, net of federal tax
  benefit..................................  (12)    (12)     (9)            (9)
Excess foreign tax benefits................   --      --       4             --
Incentive stock options....................   --       1       3              5
Other nondeductible items..................   --      --       3              2
Increase in valuation allowance............   47      46      34             37
                                             ---     ---     ---       --------
Income tax rate as recorded................   --      --      --             --
                                             ===     ===     ===       ========

13.  DISCONTINUED OPERATIONS

     On March 30, 1998, InterWorld completed a spin-off distribution of its subsidiary UGO, reducing its majority ownership to a minority interest of approximately 18%. Since March 30, 1998, InterWorld's minority interest in UGO has decreased to approximately 10% as a result of private equity financings by UGO. Common shares of UGO were distributed to the InterWorld's common and preferred stockholders of record as of March 30, 1998 on the basis of 0.18 a common share of UGO for each common and preferred share (on an as converted basis) of InterWorld. UGO is an online retailer of game and entertainment software.

     InterWorld has presented UGO as a discontinued operation in the Consolidated Statement of Operations for the year ended December 31, 1997. A provision of $627 for estimated operating losses through the disposal date was recorded at December 31, 1997. The costs of disposal were not expected to be significant.

     A summary of the net liabilities distributed is as follows:

                                                 DECEMBER 31, 1997    MARCH 30, 1998
                                                 -----------------    --------------
Cash...........................................       $   596            $    96
Equipment, net.................................            92                315
Other current assets...........................            20                 53
Notes payable..................................        (1,150)            (1,400)
Accounts payable and accrued expenses..........           (30)              (113)
                                                      -------            -------
                                                      $  (472)           $(1,049)
                                                      =======            =======

                             INTERWORLD CORPORATION

     InterWorld has not guaranteed and is not contingently liable for any obligations of UGO. InterWorld carries its investment in UGO at cost and it has no continuing significant involvement in the operations of UGO.

     During 1997, UGO had no revenues and incurred net losses of $1,310. The basic loss per share and diluted loss per share for the year ended December 31, 1997 attributable to discontinuance of the operations of UGO was approximately $0.14 per share.

14. COMMITMENTS

Leases

     InterWorld has entered into noncancelable operating leases primarily for office space, furniture and office equipment with initial or remaining terms of six months or more. Total rent expense amounted to $365, $1,349 and $1,283 for the years ended December 31, 1996, 1997 and 1998, respectively.

     During 1997, InterWorld completed a sale-leaseback transaction with a holder of Series A Preferred, selling computer equipment, office equipment, and furniture and fixtures of $878, net of accumulated depreciation, for $819, and realizing a loss of $59. The lease has been accounted for as a capital lease. During 1997 InterWorld acquired computer equipment, office equipment, and furniture and fixtures pursuant to capital lease agreements with the Series A Preferred holder. The leases had an aggregate initial principal amount of $3,181. In connection with the leases InterWorld issued the lessor in March 1996 and February 1997 warrants to purchase 37,500, and 39,200 shares of Series A Preferred, at exercise prices of $2.00 and $6.25 per share, respectively. The aggregate fair value of the warrants in the amount of $210 has been recorded as debt discount on the related capital lease obligation and is being amortized to interest expense over the term of the lease. During 1997 and 1998, InterWorld recognized interest expense of $52 and $70 related to the warrants.

                             INTERWORLD CORPORATION

     Future minimum lease payments by year under operating and capital leases with initial or remaining terms of one year or more consisted of the following at December 31, 1998:

YEAR                                                          OPERATING    CAPITAL
----                                                          ---------    -------
1999........................................................   $1,006      $1,505
2000........................................................    1,138         627
2001........................................................      930          --
2002........................................................      852          --
2003........................................................      825          --
2004 and thereafter.........................................    3,836          --
                                                               ------      ------
     Total minimum lease payments...........................   $8,587       2,132
                                                               ------      ------
Less:  Amounts representing interest........................                 (118)
                                                                           ------
Present value of future minimum lease payments..............                2,014
Less:  Current maturities...................................                1,398
                                                                           ------
     CAPITAL LEASE OBLIGATIONS-LONG TERM....................               $  616
                                                                           ======

     A Series A Preferred stockholder in January 1997 issued an irrevocable letter of credit with a term of one year, in the amount of $1,579 as security for performance under an office space lease. As consideration for the issuance, InterWorld issued the Series A Preferred stockholder warrants to purchase 25,260 shares of Series A Preferred, at an exercise price of $6.25. The fair value of such warrants, in the amount of $104, was recorded as interest expense during 1997.

15.  SUBSEQUENT EVENTS (UNAUDITED)

     In January 1999, InterWorld completed the sale and issuance of 1,650,000 shares of Series B Preferred at $10.00 per share, providing gross proceeds of $16,500 and net proceeds, after deducting placement fees and other expenses paid by InterWorld, of $15,510. Except with respect to potential adjustments to the conversion price, InterWorld's Series B Preferred shares provide the same rights and preferences as those of prior Series A Preferred issuances.

     In January 1999, InterWorld utilized a portion of net proceeds from the issuance of the Series B Preferred to repay $4,000 under its secured loan agreement (Note 10).


     In February 1999, InterWorld granted to employees and consultants options to purchase 1,604,567 shares of common stock, all at an exercise price of $10.00 per share of which the granting of options to purchase 115,000 common shares are contingent upon the commencement of employment. InterWorld estimates it will recognize approximately $8,556 of compensation expense over the vesting period of these options.

                             INTERWORLD CORPORATION

     In June 1999, InterWorld entered into an agreement to lease additional office space at its current location. As a result, annual rental costs have increased by approximately $1.1 million. The lease expires in April 2015.


16.  INITIAL PUBLIC OFFERING AND PRO FORMA PRESENTATION (UNAUDITED)

     In May 1999, the Board of Directors of InterWorld authorized management to pursue an underwritten sale of shares of InterWorld's common stock in an initial public offering (the "IPO") pursuant to the Securities Act of 1933.

     In June 1998, the Board of Directors authorized an increase in the number of authorized shares of InterWorld's common stock from 27,000,000 shares to 100,000,000 shares. In addition, the Board of Directors also approved the authorization of an additional 15,000,000 shares of preferred stock, $.01 par value.

     Upon completion of the IPO, InterWorld will adopt an employee stock purchase plan. Under the plan, eligible employees will be provided an opportunity to purchase shares of InterWorld's common stock through regular payroll deductions. The total number of shares of common stock that are authorized for issuance under the plan is 1,000,000. Employees will be given an opportunity to purchase shares of common stock during consecutive six-month periods, and the right to purchase shares will expire on the last day of the six-month period. The purchase price for shares offered under the Plan each year will be equal to a percentage designated by the compensation committee of the Board of Directors (not less than 85%) of the lower of the fair market value of InterWorld's common stock at the commencement or termination of the six-month period. The plan will expire on the tenth anniversary of the effective date of the plan.

     Upon the closing of the IPO, all outstanding shares of Series A Preferred and Series B Preferred will automatically convert into an aggregate of 9,189,999 shares of common stock. The pro forma effects of this conversion have been reflected in unaudited pro forma stockholder's equity at March 31, 1999.

     For the periods ended December 31, 1998 and March 31, 1999, the pro forma basic and diluted loss per share from continuing operations reflecting the effects of the conversion of Series A Preferred and Series B Preferred would have been ($1.05) and ($0.31), respectively. Pro forma basic and diluted loss per share for the periods ended December 31, 1998 and March 31, 1999 would have been ($1.05)and ($0.31), respectively. The pro forma weighted average shares outstanding at December 31, 1998 and March 31, 1999 would have been 21,031,403 and 22,746,329, respectively.

     Also upon completion of the IPO, 178,570 previously unvested options to purchase 178,570 shares of common stock will automatically vest. InterWorld will recognize approximately $229 of noncash compensation expense upon the vesting of such options.

                               [INTERWORLD LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission registration fee.........  $    15,346
National Association of Securities Dealers, Inc. filing
  fee.......................................................        5,652
Nasdaq National Market listing fee..........................       95,000
Accountants' fees and expenses..............................      300,000
Legal fees and expenses.....................................      300,000
Blue Sky fees and expenses..................................       10,000
Transfer Agent's fees and expenses..........................        5,000
Printing and engraving expenses.............................      200,000
Miscellaneous...............................................       69,002
                                                              -----------
Total Expenses..............................................  $ 1,000,000
                                                              ===========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and our certificate of incorporation and bylaws limit the monetary liability of directors to us and to our stockholders and provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of us, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. We also have indemnification agreements with directors and officers that provide for the maximum indemnification allowed by law. Reference is made to our certificate of incorporation, bylaws and form of Indemnification Agreement for Officers and Directors filed as Exhibits 3.1, 3.2 and 10.3 hereto, respectively.

     We have an insurance policy which insures our directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

     The underwriting agreement filed as Exhibit 1.1 hereto contains certain provisions pursuant to which certain of our officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     During the past three years, we have issued the securities set forth below which were not registered under the Securities Act of 1933. All share information and exercise prices reflect a 2.5 for 1 stock split effected July 12, 1996:


 1. On March 1, 1996, we issued two warrants to purchase an aggregate of 140,920 shares of preferred stock to an accredited investor with an exercise price of $2.00 per share.


 2. Pursuant to a Subscription Agreement dated March 7, 1996, we sold an aggregate of 1,287,500 shares of Series A preferred stock to 23 accredited investors, including one director and one investment fund of which a former officer of ours has a pecuniary interest, for a per share purchase price of $2.00 and an aggregate purchase price of $2,575,000.



 3. Pursuant to a Subscription Agreement dated July 12, 1996, we sold an aggregate of 1,056,631 shares of Series A preferred stock to 26 accredited investors, including one director and two investment funds of which a director of ours is a principal, for a per share purchase price of $4.732 and an aggregate purchase price of $5,000,000.



 4. Pursuant to a Subscription Agreement dated December 12, 1996, we sold an aggregate of 1,120,000 shares of Series A preferred stock to 41 accredited investors, including one director, one officer, two investment funds of which a director of ours is a principal and two former officers, for a per share purchase price of $6.25 and an aggregate purchase price of $7,000,000.



 5. On December 18, 1996, we granted options to purchase an aggregate of 1,271,750 shares of common stock to certain employees including two former officers with an exercise price of $1.25 per share.



 6. On January 9, 1997, we issued a warrant to purchase 25,260 shares of preferred stock to an accredited investor with an exercise price of $6.25 per share.



 7. On February 4, 1997, we issued a warrant to purchase 39,200 shares of preferred stock to an accredited investor with an exercise price of $6.25 per share.



 8. On April 22, 1997, we issued four warrants to purchase an aggregate of 75,000 shares of preferred stock to certain accredited investors including three investment funds of which a director of our is a principal, with an exercise price of $7.50 per share.



 9. On July 28, 1997, we granted options to purchase an aggregate of 1,821,749 shares of common stock to certain employees including three officers, three former officers and four directors of ours at an exercise price of $2.00 per share.



10. Pursuant to a Subscription Agreement dated August 4, 1997, we sold an aggregate of 1,122,931 shares of Series A preferred stock to 23 accredited investors, including two directors and one officer, for a per share purchase price of $7.50 and an aggregate purchase price of $8,422,000.



11. Pursuant to a Subscription Agreement dated September 19, 1997, we sold an aggregate of 1,764,705 shares of Series A preferred stock to 24 accredited investors for a per share purchase price of $8.50 and an aggregate purchase price of $15,000,000.

12. In November 1997, we issued 1,500 shares of common stock to an employee pursuant to an option exercise for an aggregate purchase price of $1,875.



13. On November 26, 1997, we issued four warrants to purchase an aggregate of 110,294 shares of preferred stock to accredited investors including one director with an exercise price of $9.775 per share.



14. In December 1997, we issued an aggregate of 4,150 shares of common stock to three employees pursuant to option exercises for an aggregate purchase price of $5,187.50.



15. In February 1998, we issued an aggregate of 2,250 shares of common stock to two employees pursuant to an option exercise for an aggregate purchase price of $2,812.50.



16. On February 20, 1998, we granted options to purchase an aggregate of 875,068 shares of common stock to certain employees of ours, including two officers with an exercise price of $4.25 per share.



17. In March 1998, we issued an aggregate of 321,920 shares of common stock to 31 employees, including one officer and one consultant pursuant to option exercises for an aggregate purchase price of $603,827.50.



18. Pursuant to a Subscription Agreement dated March 27, 1998, we sold an aggregate of 1,188,232 shares of Series A preferred stock to 18 accredited investors including an investment fund in which a director is a principal for a per share purchase price of $8.50 and an aggregate purchase price of $10,100,000.



19. On March 27, 1998, we issued four warrants to purchase an aggregate of 39,864 shares of preferred stock to accredited investors including one director with an exercise price of $9.775 per share.



20. In April 1998, we issued 1,325 shares of common stock to three employees pursuant to an option exercise for an aggregate purchase price of $1,656.25.



21. In May 1998, we issued an aggregate of 3,425 shares of common stock to four employees pursuant to option exercises for an aggregate purchase price of $4,581.25.



22. On June 9, 1998, we issued 16,716 shares of common stock to five employees and one consultant pursuant to an option exercise for an aggregate purchase price of $49,383.00.



23. On June 12, 1998, we granted options to purchase an aggregate of 291,050 shares of common stock to certain employees of ours including one former officer with an exercise price of $8.50 per share.



24. In July 1998, we issued an aggregate of 1,300 shares of common stock to three employees pursuant to option exercises for an aggregate purchase price of $1,850.



25. In August 1998, we issued an aggregate of 1,250 shares of common stock to two employees pursuant to option exercises for an aggregate purchase price of $2,312.50.



26. In September 1998, we issued an aggregate of 8,850 shares of common stock to four employees pursuant to option exercises for an aggregate purchase price of $11,062.50.



27. In October we issued 200 shares of common stock to an employee pursuant to an option exercise for an aggregate purchase price of $250.

28. On October 7, 1998 we issued a warrant to purchase up to 103,532 shares of Series A preferred stock to one stockholder with an exercise price of $9.775 per share.



29. In November 1998, we issued an aggregate of 2,500 shares of common stock to four employees pursuant to an option exercise for an aggregate purchase price of $3,612.50.



30. In December 1998, we issued an aggregate of 4,400 shares of common stock to three employees pursuant to option exercises for an aggregate purchase price of $6,437.50.



31. Pursuant to a Subscription Agreement dated January 12, 1999, we issued an aggregate of 1,650,000 shares of Series B preferred stock to five accredited investors for a purchase price of $10.00 per share, or an aggregate purchase price of $16,500,000.



32. In January 1999, we issued an aggregate of 26,425 shares of common stock to eight employees pursuant to option exercises for an aggregate purchase price of $49,831.25.



33. In February 1999, we issued an aggregate of 28,775 shares of common stock to seven employees, including one officer, pursuant to option exercises for an aggregate purchase price of $113,537.50.



34. On February 2, 1999, we granted options to purchase an aggregate of 1,604,567 shares of common stock to certain employees of ours, including two officers with an exercise price of $10 per share.



35. In March 1999, we issued an aggregate of 86,900 shares of common stock to five employees, including one officer and one former officer, pursuant to option exercises for an aggregate purchase price of $242,895.



36. In April 1999, we issued an aggregate of 20,790 shares of common stock to three employees, including one officer, pursuant to option exercises for an aggregate purchase price of $87,603.75.



37. In May 1999, we issued an aggregate of 23,561 shares of common stock to twelve employees including a former officer pursuant to option exercises for an aggregate purchase price of $52,864.25.



38. In June 1999, we issued an aggregate of 102,246 shares of common stock to seven employees, including two officers pursuant to option exercises for an aggregate purchase price of $242,383.



     The sales and issuances of the shares of common stock and options and warrants to purchase common stock discussed above were made by us in reliance upon the exemptions from registration provided under Section 4(2) of the Securities Act of 1933 or Section 3(b) and Rule 701 promulgated thereunder. The offers and sales were made to either accredited investors as defined in Rule 501(a) under the Securities Act or the persons referred to in Rule 701(c) under the Securities Act pursuant to a written compensatory benefit plan (or a written compensation contract) established by the Registrant; with respect for offers and sales pursuant to Section 4(2), no general solicitation was made by either the Registrant or any person acting in its behalf; the securities sold are subject to transfer restrictions, and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1.1*   Form of Underwriting Agreement
  3.1A*   Restated Certificate of Incorporation of the Registrant
  3.1B*   Form of Amended and Restated Certificate of Incorporation of
            Registrant to be filed upon pricing of this offering
  3.1C*   Form of Amended and Restated Certificate of Incorporation of
            Registrant to be filed in connection with the closing of
            this offering
   3.2    Bylaws of the Registrant
  5.1**   Opinion of O'Sullivan Graev & Karabell, LLP, Counsel to the
            Registrant, as to the legality of the shares being
            registered
  10.1    Amended and Restated 1996 Stock Option Plan
  10.2    Employee Stock Purchase Plan
  10.3*   Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
  10.4    Lease dated as of January 12, 1997 between the Registrant as
            Tenant and New York City District Council of Carpenters
            Pension Fund, as Landlord.
  10.5    Amended and Restated Loan and Security Agreement dated as of
            October 7, 1998, between the Registrant and Comdisco, Inc.
  10.6*   First Amendment to Lease, dated as of July 1, 1999, between
            Registrant, as Tenant, and New York City District Council
            of Carpenters Pension Fund, as Landlord
  10.7*   Registration Rights Agreement
  16.1*   Letter from KPMG LLP regarding change in accountants
  21.1    List of Subsidiaries
  23.1    Consent of PricewaterhouseCoopers LLP
 23.2**   Consent of O'Sullivan Graev & Karabell, LLP (to be included in Exhibit 5.1)
  24.1    Powers of Attorney (included on signature page)
  27.1    Financial Data Schedule for the year ended December 31, 1998
  27.2    Financial Data Schedule for the three month period ended
            March 31, 1999


-------------------------


*  Filed herewith.



** To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

        Schedule II -- Valuation and Qualifying Accounts

                             INTERWORLD CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                                           ADDITIONS
                              ------------------------------------
                              BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                              BEGINNING    COSTS AND      OTHER                     END OF
                              OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                              ----------   ----------   ----------   ----------   ----------
                                                      (IN THOUSANDS)
Allowance for Doubtful
  Accounts
  Year ended December 31,
     1996...................   $    --      $   269         $--        $  --       $   269
  Year ended December 31,
     1997...................       269          353         --            --           622
  Year ended December 31,
     1998...................       622        1,438         --          (843)        1,217
  Three months ended March
     31, 1999...............     1,217           --         --           (23)        1,194
Valuation
  Reserve -- Deferred Tax
  Assets
  Year ended December 31,
    1996....................   $   136      $ 3,365         $--        $  --       $ 3,501
  Year ended December 31,
     1997...................     3,501       10,773         --            --        14,274
  Year ended December 31,
     1998...................    14,274        7,568         --            --        21,842
  Three months ended March
     31, 1999...............    21,842        2,665         --            --        24,507

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 16th day of July, 1999.


                                          INTERWORLD CORPORATION

                                          By: /s/ MICHAEL J. DONAHUE
                                             -----------------------------------
                                              Michael J. Donahue
                                              Chairman


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on this 16th day of July, 1999 by the persons and in the capacities indicated below.



                     SIGNATURE                                        TITLE
                     ---------                                        -----

                         *                             President and Chief Executive
---------------------------------------------------      Officer (principal executive
                 Alan J. Andreini                        officer) and Director

                         *                             Chief Financial Officer (principal
---------------------------------------------------      financial and accounting officer)
                  Peter Schwartz

                         *                                          Chairman
---------------------------------------------------
                Michael J. Donahue

                         *                                          Director
---------------------------------------------------
                Kenneth G. Langone

                         *                                          Director
---------------------------------------------------
                Joseph C. Robinson

                         *                                          Director
---------------------------------------------------
                   Yves Sisteron

                         *                                          Director
---------------------------------------------------
                    Jack Slevin

                         *                                          Director
---------------------------------------------------
                   Russell West

            *By: /s/ MICHAEL J. DONAHUE
   ---------------------------------------------
                Michael J. Donahue
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1*    Form of Underwriting Agreement
  3.1A*   Restated Certificate of Incorporation of the Registrant
  3.1B*   Amended and Restated Certificate of Incorporation of
            Registrant to be filed upon pricing of the offering
  3.1C*   Amended and Restated Certificate of Incorporation of
            Registrant to be filed in connection with closing of this
            offering
  3.2     Bylaws of the Registrant
  5.1**   Opinion of O'Sullivan Graev & Karabell, LLP, Counsel to the
            Registrant, as to the legality of the shares being
            registered
 10.1     Amended and Restated 1996 Stock Option Plan
 10.2     Employee Stock Purchase Plan
 10.3*    Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
 10.4     Lease dated as of January 12, 1997 between the Registrant as
            Tenant and New York City District Council of Carpenters
            Pension Fund, as Landlord.
 10.5     Amended and Restated Loan and Security Agreement dated as of
            October 7, 1998, between the Registrant and Comdisco, Inc.
 10.6*    First Amendment to Lease dated as of July 1, 1999 between
            Registrant, as Tenant, and New York City District Council
            of Carpenters Pension Fund, as Landlord
 10.7*    Registration Rights Agreement
 16.1*    Letter from KPMG LLP regarding change in accountants
 21.1     List of Subsidiaries
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2**   Consent of O'Sullivan Graev & Karabell, LLP (to be included in Exhibit 5.1)
 24.1     Powers of Attorney (included on signature page)
 27.1     Financial Data Schedule for the year ended December 31, 1998
 27.2     Financial Data Schedule for the three month period ended
            March 31, 1999


-------------------------


*  Filed herewith.



** To be filed by amendment.